Exhibit 10.1

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

by and between

NEXT BANK INTERNATIONAL, INC.,

as Borrower,

and

savi capital partners LLC,

as Lender

Dated: May 31, 2022

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS		1
1.1	GENERAL TERMS	1

ARTICLE 2. LOANS		13
2.1	ADVANCE PROCEDURES; AMOUNT OF LOANS; RECORD KEEPING	13
2.2	INTEREST RATES	14
2.3	PAYMENTS	14
2.4	MANDATORY PAYMENTS	15
2.5	VOLUNTARY PREPAYMENTS	15
2.6	MAXIMUM INTEREST; CONTROLLING AGREEMENT	15
2.7	INTEREST AFTER DEFAULT	16
2.8	INCREASED COSTS	16
2.9	SET-OFF	17
2.10	MAKING OF PAYMENTS	17
2.11	MITIGATION OF RISK	17
2.12	CONCLUSIVENESS OF STATEMENTS; SURVIVAL OF PROVISIONS	17
2.13	TAXES	17

ARTICLE 3. SECURITY		18
3.1	SECURITY INTEREST	18
3.2	FINANCING STATEMENTS AND FURTHER ASSURANCES	20
3.3	DELIVERY OF LENDER DELIVERABLES	20
3.4	FAILURE TO DELIVER	20
3.5	RECORDS AND INSPECTIONS	20
3.6	COLLECTION	21
3.7	BLOCKED ACCOUNT; CASH COLLATERAL ACCOUNT	21
3.8	PROTECTION OF COLLATERAL RECORDS	21
3.9	USE OF PROCEEDS	22
3.10	RETURN OF COLLATERAL	22
3.11	LENDER’S PAYMENT OF CLAIMS	22
3.12	SALE OF COLLATERAL	22
3.13	EXERCISE OF RIGHTS AND REMEDIES WITH RESPECT TO DEFAULT UNDER MORTGAGE LOANS	22
3.14	PLAN OF REHABILITATION	22

ARTICLE 4. CONDITIONS OF CLOSING; ADVANCES		23
4.1	Conditions of Closing	23
4.2	ADVANCES	25
4.3	CONDITIONS PRECEDENT TO DISBURSEMENTS FROM FUNDING ACCOUNT	26
4.4	ADVANCES TO CONSTITUTE ONE LOAN	26
4.5	ADVANCES	26
4.6	PROPERTY VALUATIONS	27

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF BORROWER		27
5.1	GENERAL REPRESENTATIONS AND WARRANTIES	27
5.2	REPRESENTATIONS AND WARRANTIES AS TO RECEIVABLES	30
5.3	DUE DILIGENCE	31

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ARTICLE 6. COVENANTS AND OTHER AGREEMENTS		31
6.1	AFFIRMATIVE COVENANTS	31
6.2	GENERAL NEGATIVE COVENANTS	33
6.3	REPORTING REQUIREMENTS AND ACCOUNTING PRACTICES	34
6.4	SERVICING FILES	34
6.5	FINANCIAL REPORTS	34
6.6	NOTICE OF CHANGES	36

ARTICLE 7. EVENTS OF DEFAULT AND REMEDIES		36
7.1	EVENTS OF DEFAULT	36
7.2	ACCELERATION OF THE INDEBTEDNESS	38
7.3	REMEDIES	38
7.4	CREDIT BIDDING	39
7.5	APPLICATION OF PROCEEDS	39
7.6	APPOINTMENT OF LENDER AS ATTORNEY-IN-FACT	39

ARTICLE 8. EXPENSES AND INDEMNITIES		40
8.1	REIMBURSEMENT FOR EXPENSES	40
8.2	GENERAL INDEMNIFICATION	41
8.3	COMPUTATIONS	41

ARTICLE 9. MISCELLANEOUS		41
9.1	NOTICES	41
9.2	CONSEQUENTIAL DAMAGES	41
9.3	SURVIVAL OF AGREEMENTS	42
9.4	NO OBLIGATION BEYOND MATURITY	42
9.5	PRIOR AGREEMENTS SUPERSEDED	42
9.6	PARTIES BOUND	42
9.7	ASSIGNMENTS; PARTICIPATIONS	42
9.8	CERTAIN MATTERS OF CONSTRUCTION	43
9.9	NO THIRD PARTY BENEFICIARY	43
9.10	EXECUTION IN COUNTERPARTS	43
9.11	SEVERABILITY OF PROVISIONS	43
9.12	HEADINGS	44
9.13	SCHEDULES AND EXHIBITS	44
9.14	FURTHER INSTRUMENTS	44
9.15	GOVERNING LAW	44
9.16	JURISDICTION AND VENUE	44
9.17	WAIVER	44
9.18	WAIVER OF RIGHT TO TRIAL BY JURY	45
9.19	ADVICE OF COUNSEL	45
9.20	TIME OF ESSENCE	45
9.21	CONFIDENTIALITY	45
9.22	NO OFFSET	46
9.23	Customer Identification – USA Patriot Act Notice	46
9.24	Nonliability of Lender	46
9.25	Waiver; Amendments	46

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SCHEDULES

SCHEDULE A

ANNEXES

ANNEX A – Additional Loan-Level Representations and Warranties

EXHIBITS

Exhibit A – Form of Notice of Advance Request

Exhibit B – Form of Borrowing Base Certificate

Exhibit C – Form of Revolving Credit Note

Exhibit D – Underwriting Guidelines

Exhibit E – Contents of the Mortgage File

Exhibit F – Form of Request for Return of Collateral

Exhibit G – Mortgage Loan Schedule Data Fields

Exhibit H – Credit File

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as further defined in Section 1.1 below, this “Agreement”) is entered into as of May 31, 2022, by and between (i) NEXT BANK INTERNATIONAL, INC., a corporation organized under the laws of Puerto Rico (“Borrower”), and SAVI CAPITAL PARTNERS LLC, a Delaware limited liability company (together with its successors and assigns, “Lender”).

ARTICLE 1.
DEFINITIONS.

1.1 GENERAL TERMS. For purposes of the Loan Documents and all annexes, exhibits and schedules thereto, in addition to the definitions above and elsewhere in this Agreement or the other Loan Documents, the terms listed in this Article I shall have the meanings given such terms in this Article I. All capitalized terms used which are not specifically defined in this Article I shall have the meanings given to such terms in this Section 1.1 hereof, or, if not defined therein, as provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein. Unless otherwise specified herein, this Agreement and any agreement or contract referred to herein shall mean such agreement as modified, amended or supplemented from time to time. Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined in this Article I or elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards 159 (or any similar accounting principal).

ACCEPTED SERVICING PRACTICES. The term “Accepted Servicing Practices” means, with respect to any Bridge Mortgage Loan, those mortgage servicing practices (including collection procedures) that are in all respects legal, proper and customary in the mortgage servicing business in accordance with (a) those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, (b) the terms of the related Mortgage Note and Mortgage, and (c) Applicable Law.

ACCOUNT CONTROL AGREEMENT. The term “Account Control Agreement” means, individually or collectively, the Cash Collateral Account Control Agreement and the Funding Account Control Agreement.

ACCOUNT DEBTOR. The term “Account Debtor” shall mean any Person (including any guarantor) that is an obligor in respect of any Receivable arising from a Bridge Mortgage Loan.

ACCOUNT DEBTOR INFORMATION. The term “Account Debtor Information” shall mean the following:

a.	Property valuation file, including third party valuation support (appraisal or BPO)

b.	Account Debtor liquidity support (either asset, bank statements, financial statements, or other)

c.	Account Debtor experience support (if applicable)

d.	Account Debtor credit report

e.	Account Debtor tax identification number

f.	Property and casualty and liability insurance

g.	Flood insurance, if the property is located in a FEMA designated flood zone

h.	Preliminary title policy

i.	HUD-1, closing disclosure or an ALTA settlement statement

j.	Statement of work, if applicable

k.	FICO score

l.	Account Debtor background check

m.	Account Debtor OFAC check

n.	Account Debtor spousal consent, if applicable

o.	Guarantor liquidity support (either asset, bank statements, financial statements, or other)

p.	Guarantor experience support (if applicable)

q.	Guarantor credit report

r.	Statement of work, if applicable

s.	FICO score

t.	Guarantor background check

ADJUSTED MORTGAGE LOAN VALUE. The term “Adjusted Mortgage Loan Value” means

(a) with respect to any Mortgage Loan that is a Funded Reserve Loan, an amount equal to (i) the aggregate funded unpaid principal balance of such Mortgage Loan (excluding (for the avoidance of doubt) the aggregate amount of all Mortgage Loan Origination Fees, accrued interest, pre-paid interest, capitalized points and any other fees, unfunded reserves, unfunded commitments, and holdbacks in connection with each Eligible Receivable), minus (ii) an amount equal to the aggregate amount of any funded reserves in connection with such Funded Reserve Loan not yet funded by Borrower through construction draws to the Account Obligor, as determined by Lender; and

(b) with respect to any Mortgage Loan that is not a Funded Reserve Loan, the aggregate unpaid principal balance of such Mortgage Loan (excluding (for the avoidance of doubt) the aggregate amount of all Mortgage Loan Origination Fees, accrued interest, pre-paid interest, capitalized points and any other fees, unfunded reserves, unfunded commitments, and holdbacks in connection with each Eligible Receivable), as determined by Lender.

ADVANCE RATE. The term “Advance Rate” shall mean, for any period of determination, 75% of the Appraised Value.

ADVANCE RECEIVABLES. The term “Advance Receivables” shall mean any and all Receivables that are not Ineligible Receivables.

AFFILIATE. The term “Affiliate” shall mean, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of capital stock or similar ownership interests, by contract or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly ten percent (10%) or more of the capital stock or similar ownership interests having ordinary voting power for the election of directors or other members of the governing body of a Person or ten percent (10%) or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person; (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person; and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person. In no event shall Lender or any of its Affiliates be deemed to be an Affiliate of Borrower.

AGREEMENT. The term “Agreement” shall mean this Loan and Security Agreement by and between Borrower and Lender, together with all exhibits and schedules hereto, as the same may be amended, amended and restated, renewed, replaced, supplemented, and/or otherwise modified from time to time.

APPLICABLE LAW. The term “Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Loan Documents or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives, interpretations and orders of any other Governmental Authority (including any regulatory agencies applicable to a Person), and all applicable orders, judgments and decrees of all courts and arbitrators.

APPLICABLE USURY LAW. The term “Applicable Usury Law” shall have the meaning set forth in Section 2.6 hereof.

APPRAISAL. The term “Appraisal” means, as applicable an appraisal of the value of the related Mortgaged Property or an Eligible BPO that was made, and signed within six (6) months of the Mortgage Loan origination date that meets the Underwriting Guidelines and: (i) with respect to those Mortgage Loans for which the value of the related Mortgaged Property is subject to valuation internally, is performed by Borrower or its Affiliate pursuant to its internal process and policies approved by Lender; and (ii) with respect to those Mortgage Loans for which the related Mortgaged Property is subject to valuation by an external appraiser under the Underwriting Guidelines, is made in accordance with the requirements of Title XI of FIRREA, and prepared by an independent appraiser duly licensed and qualified in the applicable jurisdiction and written in form and substance to USPAP standards. All Appraisals shall satisfy applicable legal and regulatory requirements. The Appraisal shall be based on the “as repaired”/“as-is” value of the Mortgaged Property (as reflected in the most recent Appraisal provided by Borrower and approved by Lender). In the case of a Mortgage Loan that includes construction draws, the appraisal shall be based on the “as repaired” value of the Mortgaged Property (i.e., assuming completion of all repairs and rehabilitation items specified in writing by the Mortgagor and the Seller); and if the Mortgage Loan does not provide for such a holdback, then the appraisal shall be based on the Mortgaged Property’s “as is” value.

APPRAISED VALUE. The term “Appraised Value” means the value of a Mortgaged Property as determined by an Appraisal.

APPROVED STATES. The term “Approved States” shall mean and include those States set forth on Section 6.1(i) of Schedule A hereto.

AS-DISBURSED INTEREST MORTGAGE LOAN. The term “As-Disbursed Interest Mortgage Loan” means a Funded Reserve Loan pursuant to which the applicable Account Debtor is, in accordance with the terms of the applicable Mortgage Loan Documents, required to pay interest only on the disbursed portions of the principal amount of such Mortgage Loan.

ASSIGNEE. The term “Assignee” shall have the meaning set forth in Section 9.7 hereof.

ASSIGNMENT AGREEMENT. The term “Assignment Agreement” is defined in Section 9.7 hereof.

ATTORNEY COSTS. The term “Attorney Costs” means, with respect to any Person, all reasonable and documented out-of-pocket fees and charges of any counsel to such Person, all reasonable and documented out-of-pocket disbursements of such counsel and all court costs and similar legal expenses.

AUTHORIZED REPRESENTATIVE. The term “Authorized Representative” shall mean, with respect to Borrower or any other Person, its Chief Executive Officer or such other officer or officers as Borrower or such other Person may hold out in writing to Lender as authorized.

BLOCKED ACCOUNT. The term “Blocked Account” shall mean the Funding Account

BLOCKED ACCOUNT BANK. The term “Blocked Account Bank” shall have the meaning set forth in Section 3.7(a) hereof.

BORROWER. The term “Borrower” shall have the meaning set forth in the introductory paragraph hereof.

BORROWING BASE. The term “Borrowing Base” shall mean an amount equal to the following:

(1) the aggregate of the Adjusted Mortgage Loan Value (including for purposes hereof, the aggregate amount of any funded reserves in connection with a Funded Reserve Loan not yet funded to the Account Debtor in conjunction with the administering of holdback advances) of all Eligible Receivables deemed as such at the time of determination and which are not in delinquent or in default at such time, as evidenced by a Borrowing Base Certificate in form and substance satisfactory to Lender; plus

(2) the aggregate value of all preferred equity interests of an Account Debtor acquired by Borrower with the proceeds of a Tranche C Loan, provided that such value does not exceed 10% of the aggregate value of all outstanding Loans, as evidenced by a Borrowing Base Certificate in form and substance satisfactory to Lender; plus

(3) all Qualified Cash of Borrower.

BORROWING BASE CERTIFICATE. The term “Borrowing Base Certificate” shall mean a certificate prepared by an Authorized Representative of Borrower, substantially in the form of Exhibit B hereto.

BRIDGE MORTGAGE LOAN. The term “Bridge Mortgage Loan” shall mean any business-purpose, non-owner occupied, short-term or intermediate term Mortgage Loan which is evidenced by the Mortgage Loan Documents applicable to such Account Debtor.

BUSINESS DAY. The term “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, Florida or the District of Columbia.

CASH COLLATERAL ACCOUNT. The term “Cash Collateral Account” shall mean that certain account no. 1504158191 held at Signature Bank in the name of Borrower, and administered pursuant to Section 3.7(b), which shall be at all times under the sole dominion and control of Lender.

CASH COLLATERAL ACCOUNT CONTROL AGREEMENT. The term “Cash Collateral Account Control Agreement” has the meaning set forth in Section 3.7(b) hereof.

CHANGE OF CONTROL. The term “Change of Control” shall mean the occurrence at any time of either of the following: (a) Parent or an Affiliate of Parent shall cease to beneficially own and control 100% (on a fully diluted basis) of the economic and voting interest in the equity interests of Borrower; or (b) any Person (other than Parent) shall have obtained the power to elect a majority of the members of the Board of Managers of Borrower.

CLOSING DATE. The term “Closing Date” shall have the meaning set forth in Section 4.1 hereof.

CODE. The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

COLLATERAL. The term “Collateral” shall have the meaning set forth in Section 3.1 hereof.

COLLATERAL ASSIGNMENT OF MORTGAGE. The term “Collateral Assignment of Mortgage” means, with respect to any Mortgage, the assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the lien of Borrower and the assignment of the Mortgage to Lender.

COLLECTIONS. The term “Collections” shall have the meaning set forth in Section 3.1(h) hereof.

COMMITMENT AMOUNT. The term “Commitment Amount” means $50,000,000.

COMMONLY CONTROLLED ENTITY. The term “Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with Borrower within the meaning of Section 414(b) or (c) of the Code.

COMPLIANCE CERTIFICATE. The term “Compliance Certificate” shall mean a compliance certificate, in the form and substance satisfactory to Lender, to be signed by an Authorized Representative of Borrower, which shall state that, among other things, based on an examination sufficient to permit such Authorized Representative to make an informed statement, no Default or Event of Default exists or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such default.

CONSTRUCTION LOAN. The term “Construction Loan” shall mean a Mortgage Loan (a) that is a Short-Term Financing, (b) the proceeds of which will be used to finance the initial construction of a residential dwelling to be permanently affixed to real property, (c) the Account Debtor of which is a contractor regularly engaged in the business of constructing residential dwellings for third parties, and (d) the term of which shall expire upon repayment of such Construction Loan following the completion of the construction of the related residential dwelling (using proceeds from either the (i) sale by the Account Debtor of such residential dwelling to a third party purchaser, or (ii) refinancing by the Account Debtor of the Construction Loan with a loan from a third party creditor).

DEFAULT. The term “Default” shall mean an event that with the passage of time or notice or both would constitute an Event of Default (as defined in Section 7.1 hereof).

DEFAULT RATE. The term “Default Rate” shall have the meaning given to such term in Section 2.9 hereof.

DEFECTIVE MORTGAGE LOAN. The term “Defective Mortgage Loan” shall mean a Mortgage Loan (a) which is in foreclosure, has been foreclosed upon or has been converted to real estate owned property, (b) for which the Mortgagor is in bankruptcy, (c) was previously submitted for sale to a Take-out Investor and rejected by such Take-out Investor due to breach or alleged breach of representations or warranties related to the Mortgage Loan, failure of the Mortgage Loan to satisfy such Take-out Investor’s due diligence review or existence of other defect upon which such prospective Take-out Investor rejects the Mortgage Loan, or (d) that is otherwise rejected or excluded for any reason from any loan sale by a Take-out Investor.

DODD-FRANK ACT. The term “Dodd-Frank Act” shall mean the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

ELIGIBLE BPO. The term “Eligible BPO” means, to the extent acceptable to Administrative Agent, a third party broker price opinion delivered by a nationally recognized brokerage service satisfactory to Administrative Agent.

ELIGIBLE RECEIVABLES. The term “Eligible Receivables” shall mean those Advance Receivables of Borrower that are deemed acceptable by Lender, in Lender’s sole discretion, and, in each case (a) is subject to a first-priority lien and security interest in favor of Lender, subject only to Permitted Encumbrances, and (b) meet, at a minimum, all of the requirements (as of the date such Mortgage Loan is first pledged as Collateral in conjunction with a Loan advance hereunder and at all times thereafter) set forth on Section 1.A of Schedule A attached hereto. A Receivable which is at any time an Eligible Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Receivable and thereafter be deemed an Ineligible Receivable. Further, with respect to any Receivable, if Lender at any time hereafter determines in its discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Receivable shall cease to be an Eligible Receivable after notice of such determination is given to Borrower.

ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

EVENT OF DEFAULT. The term “Event of Default” shall have the meaning given to such term in Section 7.1 hereof.

EXCLUDED TAXES. The term “Excluded Taxes” means taxes based upon, or measured by, Lender’s overall net income, overall net receipts or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which Lender is organized, (b) in a jurisdiction which Lender’s principal office is located or (c) in a jurisdiction in which Lender’s office in respect of which payments under this Agreement are made is located.

FRB. The term “FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

FULL PRINCIPAL INTEREST MORTGAGE LOAN. The term “Full Principal Interest Mortgage Loan” means a Mortgage Loan that for which (i) the full principal amount of such Mortgage Loan has been disbursed or advanced to the applicable Account Debtor or (ii) is a Funded Reserve Loan for which the related Mortgage Loan Documents require the applicable Account Debtor to pay interest on the full amount of such Mortgage Loan throughout the term of such Mortgage Loan, regardless of whether the full principal amount of such Mortgage Loan has been disbursed to the applicable Account Debtor.

FUNDED RESERVE LOAN. The term “Funded Reserve Loan” means any Mortgage Loan that is funded in whole or in part by Borrower to the Account Debtor through the advancing of construction draws to finance the construction and/or renovation of the related Mortgaged Property in accordance with Account Debtor’s rehabilitation plan approved by Borrower; it being understood that once the full principal amount of such Mortgage Loan has been disbursed to the Account Debtor following satisfaction of the related advancing conditions, such Mortgage Loan is no longer a Funded Reserve Loan.

FUNDING ACCOUNT. The term “Funding Account” shall mean that certain account no. 1504158183 held at Signature Bank in the name of Borrower, into which Lender, as applicable, shall deposit the proceeds of the Loans made hereunder via wire transfer, which shall be at all times under the dominion and control of Lender.

FUNDING ACCOUNT CONTROL AGREEMENT. The term “Funding Account Control Agreement” has the meaning set forth in Section 3.7(a) hereof.

GAAP. The term “GAAP” shall mean generally accepted accounting principles and other standards as promulgated by the American Institute of Certified Public Accountants.

GOVERNMENTAL AUTHORITY. The term “Governmental Authority” means the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, including any federal, state or local public utility commission, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

INDEBTEDNESS. The term “Indebtedness” shall mean all amounts advanced hereunder by Lender to Borrower, together with all other amounts owing to Lender by Borrower, direct or indirect, absolute or contingent, now or hereafter existing, whether pursuant to the terms of this Agreement, the other Loan Documents or any other documents or instruments now or hereafter executed by Lender and Borrower.

INELIGIBLE RECEIVABLES.  The term “Ineligible Receivables” shall mean any Advance Receivables of Borrower that (i) fails to satisfy any criteria of the definition of “Eligible Receivable” at the time of origination, (ii) is a Defective Mortgage Loan, (iii) is a Mortgage Loan for which the Account Debtor fails to make any of the first three scheduled monthly payments, or (iv) is otherwise deemed ineligible by Lender, in its reasonable discretion; in each case unless expressly permitted or waived by Lender.

INTANGIBLE ASSET. The term “Intangible Asset” shall mean all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

INTEREST PROCEEDS. The term “Interest Proceeds” shall mean, with respect to any Mortgage Loan, without duplication, the sum of (a) all payments and other income constituting actual interest payments or amounts designated as interest and the interest portion of any liquidation proceeds, insurance proceeds, real-estate owned disposition proceeds or other recoveries on the Mortgage Loan; and (b) all late payment fees, extension fees, default fees, modification fees and other fees and commissions received by Borrower; provided that as to any Receivables in delinquency or in default, any amounts received in respect thereof will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect thereof since such Receivable became delinquent or in default equals the outstanding principal balance of such Receivable at the time as of which it became delinquent or in default and all amounts received in excess thereof will constitute Interest Proceeds.

KEY INDIVIDUALS. The term “Key Individuals” means Richard Balles, Robert Fiallo, Jorge E. Miro Hernandez, and any such additional officers of Borrower as Borrower appoints from time to time as described in any written notice to Lender.

LENDER. The term “Lender” shall have the meaning set forth in the introductory paragraph hereto.

LENDER DELIVERABLES. The term “Lender Deliverables” shall mean (a) with respect to each Bridge Mortgage Loan, a Mortgage Loan Schedule and all Mortgage Loan Documents underlying such Bridge Mortgage Loan, together with such assignments and endorsements necessary or desirable to collaterally assign all of Borrower’s right, title and interest in such Mortgage Loan Documents to Lender and (b) with respect to securities or Investment Property acquired with the proceeds of a Tranche C Loan, original certificates evidencing such securities or Investment Property together with a transfer endorsement executed in blank.

LOAN. The term “Loan” shall have the meaning given to such term in Section 2.1(a) hereof.

LOAN-TO-VALUE RATIO. The term “Loan-to Value Ratio” means, with respect to any Mortgage Loan, the ratio computed as follows: (i) the numerator of the ratio shall be equal to the aggregate Adjusted Mortgage Loan Value of the Mortgage Loans included in the Borrowing Base, and (ii) the denominator of the ratio shall be equal to the “as-is” or “as-repaired” value (as applicable) of the Mortgaged Property securing such Mortgage Loan, in each case as determined by Lender based upon the information set forth in the related Appraisal delivered by Borrower and acceptable to Lender.

LOAN DOCUMENTS. The term “Loan Documents” shall mean this Agreement, the Revolving Credit Note, each Account Control Agreement, and all other documents executed in connection with this Agreement, together with any and all renewals, amendments, restatements, replacements, modifications and/or supplementations of such documents.

MARGIN STOCK. The term “Margin Stock” as defined in Regulation U.

MATERIAL ADVERSE EFFECT; MATERIAL ADVERSE CHANGE. The term “Material Adverse Effect” or “Material Adverse Change” shall mean any event, condition or circumstance or set of events, conditions or circumstances or any change(s) which (a) has had or could reasonably be expected to have or result in any material adverse effect or material adverse change whatsoever upon or in the validity or enforceability of any Loan Document or Lender’s lien in the Collateral, (b) has been or could reasonably be expected or likely to be material and adverse to the value of the Collateral, taken as a whole, or to the business, operations, prospects, properties, assets, liabilities or financial condition of Borrower, individually or taken as a whole, or (c) has materially impaired or could reasonably be expected to materially impair the ability of Borrower to pay the Indebtedness or to otherwise perform its obligations under the Loan Documents.

MATURITY DATE. The term “Maturity Date” shall mean May 31, 2027.

MAXIMUM LOAN AMOUNT. The term “Maximum Loan Amount” means:

(a) from the Closing through June 30, 2022, $10,000,000;

(b) from July 1, 2022, through July 31, 2022, $16,000,000;

(c) from August 1, 2022, through August 30, 2022, $24,000,000;

(d) from September 1, 2022, through September 30, 2022, $36,000,000; and

(e) from October 1, 2022, through the Maturity Date, the Commitment Amount.

MAXIMUM RATE. The term “Maximum Rate” shall mean the highest lawful and nonusurious rate of interest applicable to the Revolving Credit Note that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Revolving Credit Note and the Indebtedness under the laws of the United States and the laws of such states as may be applicable thereto, that are in effect or, to the extent allowed by such laws, that may be hereafter in effect and that allow a higher maximum nonusurious and lawful interest rate than would any Applicable Laws now allow.

MORTGAGE. The term “Mortgage” means, with respect to a Mortgage Loan, the mortgage, deed of trust or other instrument securing the related Mortgage Note, including any rider incorporated by reference therein, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

MORTGAGE FILE. The term “Mortgage File” means the contents pertaining to a particular Mortgage Loan referred to in Exhibit E hereto.

MORTGAGE LOAN. The term “Mortgage Loan” means a residential mortgage loan which includes, without limitation, the related Mortgage Loan Documents and the monthly payments, principal prepayments, prepayment penalties, liquidation proceeds, condemnation proceeds, insurance proceeds, real-estate owned disposition proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, including the related servicing rights. Each Mortgage Loan subject to this Agreement shall be a Bridge Mortgage Loan.

MORTGAGE LOAN DOCUMENTS. The term “Mortgage Loan Documents” means the contents of the Mortgage File, all documents required under Applicable Law and Underwriting Guidelines in the origination, underwriting and servicing of such Mortgage Loan, including but not limited to those documents listed on Exhibit E hereto, the Underlying Project Documents and Underlying Project Plans (if applicable), and any additional mortgage documents pertaining to such Mortgage Loan that are customarily maintained in connection with the origination of such Mortgage Loan.

MORTGAGE LOAN ORIGINATION FEE. The term “Mortgage Loan Origination Fee” shall mean an origination (or similar) fee payable in connection with the origination of a Bridge Mortgage Loan to the extent such fee is permitted by Applicable Law, capped at a maximum of 10%, plus any legal fees or other costs, fees and expenses capitalized to increase the related outstanding principal balance of a Mortgage Loan.

MORTGAGE LOAN SCHEDULE. The term “Mortgage Loan Schedule” shall mean the schedule of Bridge Mortgage Loans to be delivered by Borrower setting forth the information contained in the Mortgage Loan Schedule data fields on Exhibit G hereto.

MORTGAGE NOTE. The term “Mortgage Note” means the promissory note or other evidence of indebtedness of a Mortgage secured by an Account Debtor and any riders thereto, together with all assignments, allonges, mortgages, trust deed, amendments or modifications thereto or replacements of substitutions therefor.

MORTGAGED PROPERTY. The “Mortgaged Property” means the Account Debtor’s real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple in a single parcel or multiple contiguous parcels of real property improved by a residential dwelling.

NOTICE OF ADVANCE. The term “Notice of Advance” shall have the meaning set forth in Section 2.1(a) hereof.

Obligations. The term “Obligations” means, collectively, all advances, debts, liabilities, obligations, covenants, and duties of Borrower to Lender, in each of the foregoing cases, whether with respect to the Loans, or otherwise under or in respect of any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under any bankruptcy laws naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

OFAC. The term “OFAC” shall have the meaning set forth in Section 5.1(w) hereof.

OPERATING PROCEDURES. The term “Operating Procedures” shall have the meaning set forth in Section 6.3 hereof.

OTHER TAXES. The term “Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

OVERADVANCE. The term “Overadvance” shall have the meaning set forth in Section 2.4 hereof.

PARENT. The term “Parent” means NextPlay Technologies Inc.

PARTICIPANT. The term “Participant” shall have the meaning set forth in Section 9.7(b).

PATRIOT ACT. The term “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

PAYMENT DATE. The term “Payment Date” shall have the meaning set forth in Section 2.3(a) hereof.

PERMITTED ENCUMBRANCES. The term “Permitted Encumbrances” means, collectively, (a) with respect to Tranche A Loans or Tranche B Loans, the lien of current real property taxes and assessments not yet due and payable, and (b) with respect to Tranche B Loans, the lien of a senior lender secured solely by the real property securing the Tranche B Loan.

PERSON. The term “Person” shall mean an individual, partnership, corporation, limited liability company, limited liability partnership, joint venture, joint stock company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

PLAN. The term “Plan” shall mean any pension plan that is covered by Title IV of ERISA and with respect to which Borrower or a Commonly Controlled Entity is an “Employer” as defined in section 3(5) of ERISA.

PRINCIPAL PROCEEDS. means, with respect to any Mortgage Loan, all payments and other income constituting actual principal payments or amounts designated as principal and the principal portion of any liquidation proceeds, insurance proceeds, real-estate owned disposition proceeds or other recoveries on the Mortgage Loan received by Borrower that do not constitute Interest Proceeds and/or that result in a reduction of the principal owing by the Account Debtor of a Receivable, including unapplied proceeds of the Loans.

PROPERTY. The term “Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

QUALIFIED CASH. The term “Qualified Cash” shall mean amounts on deposit in the Funding Account.

RANDOM SELECTION POLICY. The term “Random Selection Policy” shall have the meaning set forth in Section 4.1(u) hereof.

RECEIVABLES. The term “Receivables” shall mean any and all indebtedness or obligations evidenced by a Bridge Mortgage Loan now or hereinafter owned by Borrower and in which Lender has been granted a first priority security interest.

REGULATION U. The term “Regulation U” means Regulation U of the FRB.

REGULATORY GUIDE. The term “Regulatory Guide” shall mean Borrower’s regulatory framework and guidelines to be used in relation to the origination and transfer of Bridge Mortgage Loans.

Revolving Credit NOTE. The term “Revolving Credit Note” means that certain Revolving Credit Note of even date herewith, executed by Borrower and payable to the order of Lender in an amount equal to the Commitment, and all amendments, amendments and restatements, replacements, renewals, extensions, and/or modifications thereof, substantially in the form of Exhibit C hereto.

SCHEDULE A. The term “Schedule A” shall mean the schedule executed in conjunction with this Agreement of even date herewith and attached hereto, as may be amended from time to time, upon written agreement of Lender and Borrower.

SHORT-TERM FINANCING. The term “Short-Term Financing” shall mean a Mortgage Loan with a maturity date of no more than three (3) years from the date of the initial funding of such loan.

STATED INTEREST RATE. The term “Stated Interest Rate” means a rate per annum equal to (a) with respect to each Tranche A Loan, a fixed rate of 4.0%, (b) with respect to each Tranche B Loan, a fixed rate of 6.0%, and (c) with respect to each Tranche C Loan, a fixed rate of 8.0%.

SUBSIDIARY. The term “Subsidiary” shall mean any corporation or other Person more than fifty percent (50%) of the outstanding ordinary voting shares or other equity interests (including fully-diluted ownership in the event any outstanding options or warrants may be exercised) of which are directly or indirectly owned by Borrower, by itself or by one or more of its Subsidiaries.

TAXES. The term “Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

TRANCHE A LOAN. The term “Tranche A Loan” means a Loan made to fund the origination of a Mortgage Loan that is secured by a first-priority lien and security interest in favor of Borrower (and which lien and security interest thereafter is assigned to Lender).

TRANCHE B LOAN. The term “Tranche B Loan” means a Loan made to fund the origination of a Mortgage Loan that is secured by a second-priority lien and security interest in favor of Borrower (and which lien and security interest thereafter is assigned to Lender).

TRANCHE C LOAN. The term “Tranche C Loan” means a Loan made to fund the purchase by Borrower of preferred equity interests of any Account Debtor.

UCC. The term “UCC” shall mean the Uniform Commercial Code, as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any lien or security interest, the Uniform Commercial Code of such jurisdiction.

UNDERLYING PROJECT. The term “Underlying Project” means, with respect to any Mortgaged Property, any construction or renovations at such Mortgaged Property, by or on behalf of the related Account Debtor, in each case (x) according to the Underlying Project Documents, and (y) as approved by Borrower pursuant to the Underwriting Guidelines.

UNDERLYING PROJECT BUDGET. The term “Underlying Project Budget” means the budget submitted to Borrower by the Account Debtor for the Underlying Project in accordance with the Underlying Project Plans, as amended from time to time (each such amendment to have been accepted by Borrower in writing); provided, that each such “Underlying Project Budget” shall (a) include, among other things, all Underlying Project Costs to be incurred in the completion of the Underlying Project at the subject Mortgaged Property, and (b) among other things, consist of: (i) a description of the (x) work completed as of such date, and (y) remaining work necessary to complete such Underlying Project (in each case complying with the Underwriting Guidelines), (ii) an allocation to each line item of a scheduled portion of the fixed Underlying Project Costs related to such Underlying Project, and (iii) an estimated completion timeline for the work set forth in the Underlying Project Budget for each Mortgage Loan.

UNDERLYING PROJECT COSTS. The term “Underlying Project Costs” means any costs and expenses required to be paid by an Account Debtor with respect to any Underlying Project or otherwise identified as construction costs in the Underlying Project Budget associated with such Underlying Project (and approved by Borrower pursuant to its Underwriting Guidelines) (including, without limitation, site work and landscaping, Interest Expenses and professional fees) together with any insurance or bonding costs required pursuant to the terms and provisions of the related Mortgage Loan Documents and the Underwriting Guidelines.

UNDERLYING PROJECT DOCUMENTS. The term “Underlying Project Documents” means, with respect to any Underlying Project, (i) the Underlying Project Budget, (ii) the Underlying Project Plans, (iii) all present and future subcontracts and other contracts for labor or materials with respect to the Underlying Project or the design thereof; (ix) all present and future environmental reports, engineering studies, soil compaction tests and site analyses with respect to the Mortgaged Property and the Underlying Project; (x) all present and future plats of survey and topographical surveys of the Mortgaged Property and the Underlying Project; (xi) all present and future licenses, permits, agreements, certificates, letters, zoning letters and authorizations with or from any Governmental Authorities or provider of utilities for curb cuts, grading, tree removal, the installation of utilities at the Mortgaged Property and/or the Underlying Project, or any other improvement upon or alteration of the Mortgaged Property; (xii) final unconditional lien releases from the general contractor for the Underlying Project and all subcontractors, suppliers and materialmen who have supplied services and/or materials at the Underlying Project; (xiii) a cost certification from the general contractor for the Underlying Project together with proof of payment from Borrower to the general contractor; and (xiv) an endorsement to the lender’s title insurance policy delivered to Borrower with respect to the related Mortgaged Property, deleting any exception for pending disbursements, showing no adverse changes to title since the prior endorsement.

UNDERLYING PROJECT PLANS. The term “Underlying Project Plans” means, in connection with the construction and development of an Underlying Project at a Mortgaged Property, those certain plans, specifications and designs prepared by a licensed architect, engineer, or other design professional on behalf of the Account Debtor which owns such Mortgaged Property, as approved by Borrower pursuant to the Underwriting Guidelines, together with all amendments, updates, and replacements thereto or thereof.

UNDERWRITING FEE. The term “Underwriting Fee” means a non-refundable fee payable by Borrower to Lender in the amount of $20,000, which fee shall be due and fully-earned on the Closing Date. Lender acknowledges that Borrower has paid the Underwriting Fee as of the Closing Date.

UNDERWRITING GUIDELINES. The term “Underwriting Guidelines” shall mean Borrower’s customary credit and underwriting guidelines and process as of the date hereof as set forth in Borrower’s underwriting guidelines manual, a copy of which is attached hereto as Exhibit D, as such guidelines are amended from time to time; provided that, any amendments have been approved by Lender in writing in accordance with Section 6.2(k) hereof.

ARTICLE 2.
LOANS.

2.1 ADVANCE PROCEDURES; AMOUNT OF LOANS; RECORD KEEPING.

(a) Subject to the terms, covenants and conditions hereinafter set forth, Lender agrees, upon Lender’s receipt of Borrower’s written request substantially in the form of Exhibit A (each such written notice, a “Notice of Advance”) from time to time prior to Maturity Date, to make advances (the “Loans), in an aggregate amount not to exceed at any time an outstanding balance greater than the lesser of the (i) Borrowing Base and (ii) the Maximum Loan Amount. The Loans shall be evidenced by Revolving Credit Note. Lender’s obligations to make advances hereunder shall immediately terminate on the Maturity Date (unless sooner terminated subject to Section 7.2). Each Notice of Advance hereunder shall be made by Borrower no later than 10:00 a.m. (Miami Time) three (3) Business Days prior to the proposed date of each advance and shall be for an amount not less than $150,000 and in integral multiples of $100,000 above such amount. No more than one (1) Notice of Advance may be delivered by Borrower during any given calendar week. All advances made hereunder shall be sent by Lender via wire transfer into the Funding Account, and Borrower agrees that the aggregate amount of any funded reserves in connection with any Funded Reserve Loan not yet funded to the Account Debtor in conjunction with the administering of holdback advances shall remain in the Funding Account until disbursed to the applicable Account Debtor. Each Notice of Advance shall, with respect to each Mortgage Loan proposed to be included in the Borrowing Base, be accompanied by Appraisal(s) of the related Mortgaged Properties delivered to Lender supporting eligibility as an Eligible Loan.

(b) At all times, at least 90% of the outstanding Loans shall be comprised of Tranche A Loans and/or Tranche B Loans.

(c) Lender shall record in its records the date and amount of each advance made by Lender and each repayment thereof. The aggregate unpaid principal amount so recorded will be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount will not, however, limit or otherwise affect the Obligations of Borrower under this Agreement or under the Revolving Credit Note to repay the principal amount of the Loans under this Agreement, together with all interest and other amounts accruing thereon.

2.2 INTEREST RATES.

(a) Borrower agrees to pay interest in respect of the outstanding principal amount of each advance of the Loans, in arrears, from the date the proceeds thereof are made available to Borrower (i.e., the date of funding) until paid, at a rate per annum equal to the lesser of (i) the applicable Stated Interest Rate for such Loan and (ii) the Maximum Rate. If Lender is ever prevented from charging or collecting interest at the Stated Interest Rate because interest at such rate would exceed interest at the Maximum Rate, then the Maximum Rate shall continue to be charged until the earlier to occur of (i) the date Lender has charged and collected the full amount of interest that would be chargeable and collectable if interest at the Stated Interest Rate had always been lawfully chargeable and collectible, and (ii) the date on which the principal balance of the Loan has been paid in full and Lender has no further commitments to make advances hereunder.

(b) The monthly interest due on the principal balance of the Loans outstanding shall be computed for the actual number of days elapsed during the month in question on the basis of a year consisting of three hundred sixty (360) days and shall be calculated by determining the average daily principal balance outstanding for each day of the month in question. The daily rate shall be equal to 1/360th multiplied by the Stated Interest Rate for such Loan (but shall not exceed the Maximum Rate).

2.3 PAYMENTS. The Indebtedness shall be due and payable as follows:

(a) Accrued but unpaid interest shall be due and payable, in arrears, on the third Business Day of each calendar month (the “Payment Date”);

(b) immediately following the repayment by any Account Debtor of any loan made to such Account Debtor or the sale of any Mortgage Loan, all amounts received by Borrower in connection with such loan shall be paid to Lender to reduce the outstanding balance of the Loans;

(c) Costs, fees and expenses (including the Underwriting Fee) payable pursuant to this Agreement shall be due and payable by Borrower to Lender or to such other Person(s) designated by Lender in writing within three (3) Business Days of Lender’s demand thereof, it being understood that the Underwriting Fee shall be payable on or before the Closing Date; and

(d) The entire outstanding balance of the Indebtedness shall be due and payable, if not prepaid, on the Maturity Date.

2.4 MANDATORY PAYMENTS.

(a) In addition to, and without limiting any provision of any Loan Document, if, at any time (i) the aggregate outstanding principal amount of advances made by Lender exceeds the lesser of the Borrowing Base and the Maximum Loan Amount, or (ii) the aggregate outstanding principal amount of advances made by Lender with respect to Tranche C Loans exceeds 10% of all amounts outstanding, regardless of whether such excess existed on the date of such advance (an “Overadvance”), Borrower shall immediately, without the necessity of demand from Lender, repay to Lender an amount sufficient to eliminate such excess within three (3) Business Days from the occurrence of the Overadvance; provided that, Borrower, in its sole discretion, may, instead, replace such Receivables which are no longer Eligible Receivables by assigning and delivering additional Eligible Receivables sufficient to eliminate such Overadvance, together with an updated Borrowing Base Certificate (in form and substance satisfactory to Lender) showing no Overadvance exists, within three (3) Business Days from the occurrence of the Overadvance.

(b) Upon either (i) the repayment in full of any Mortgage Loan or (ii) the sale of any Mortgage Loan by Borrower, Borrower shall use the net proceeds of such repayment or sale to reduce the outstanding principal balance of the Loans.

2.5 VOLUNTARY PREPAYMENTS. Borrower may, at any time, prepay the Loans without premium or penalty. Amounts prepaid may be reborrowed prior to the Maturity Date.

2.6 MAXIMUM INTEREST; CONTROLLING AGREEMENT. It is the intent of the parties to comply with all applicable state and federal usury laws (“Applicable Usury Law”). Accordingly, it is agreed that, notwithstanding any provisions to the contrary in the Loan Documents or in any of the documents securing payment hereof or otherwise relating hereto, in no event shall the Loan Documents or such documents require the payment or permit the collection of interest in excess of the maximum contract rate permitted by the Applicable Usury Law. In the event (a) any such excess of interest otherwise would be contracted for, charged or received from Borrower or otherwise in connection with the Loan, or (b) the maturity of the Loan is accelerated in whole or in part, or (c) all or part of the principal or interest of the Loan shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received in connection with the Loan, would exceed the maximum contract rate permitted by the Applicable Usury Law, then in any such event (1) the provisions of this paragraph shall govern and control, (2) neither Borrower nor any other Person now or hereafter liable for the payment hereof will be obligated to pay the amount of such interest to the extent that it is in excess of the maximum contract rate permitted by the Applicable Usury Law, (3) all such excess which may have been collected shall be either applied as a credit against the then unpaid principal of the Loan or refunded to Borrower, at Lender’s option, and (4) the effective rate of interest will be automatically reduced to the maximum amount of interest permitted by the Applicable Usury Law. It is further agreed, without limiting the generality of the foregoing, that to the extent permitted by the Applicable Usury Law, (x) all calculations of interest which are made for the purpose of determining whether such rate would exceed the maximum contract rate permitted by the Applicable Usury Law shall be made by amortizing, prorating, allocating and spreading during the period of the full stated term of the Loan, all interest at any time contracted for, charged or received from Borrower or otherwise in connection with such Loan; and (y) in the event that the effective rate of interest on the Loan should at any time exceed the maximum contract rate allowed under the Applicable Usury Law, such excess interest that would otherwise have been collected had there been no ceiling imposed by the Applicable Usury Law shall be paid to Lender from time to time so long as there remains any unpaid principal balance of the Loan, if and when the effective interest rate on the Loan otherwise falls below the maximum amount permitted by the Applicable Usury Law, to the extent that interest paid to the date of calculation does not exceed the maximum contract rate permitted by the Applicable Usury Law, until the earlier to occur of (1) the date the entire amount of interest which would have otherwise been collected had there been no ceiling imposed by the Applicable Usury Law has been paid in full, or (2) the date on which the principal balance of the Loans have been paid in full and Lender has no further commitments to make advances hereunder. Borrower further agrees that should the maximum contract rate permitted by the Applicable Usury Law be increased (up to but not exceeding the Stated Interest Rate) at any time hereafter because of a change in the law, then to the extent not prohibited by the Applicable Usury Law, such increases (up to but not exceeding the Stated Interest Rate) shall apply to all indebtedness evidenced hereby regardless of when incurred; but, again to the extent not prohibited by the Applicable Usury Law, should the maximum contract rate permitted by the Applicable Usury Law be decreased because of a change in the law, such decreases shall not apply to the indebtedness evidenced hereby regardless of when incurred.

2.7 INTEREST AFTER DEFAULT. Upon the occurrence and during the continuation of a Default or an Event of Default, Borrower shall pay Lender interest on the daily outstanding balance of Borrower’s loan account at a rate per annum (the “Default Rate”) which is five percent (5.0%) in excess of the Stated Interest Rate, which election may be retroactive to the date of the occurrence of such Default or Event of Default.

2.8 INCREASED COSTS.

(a) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority shall subject Lender to any taxes or similar fees on its loans, loan principal, commitments or other obligation or its other liabilities or capital attributable thereto or change the basis of taxation of any payments to Lender in respect thereof (except for Taxes to the extent the indemnification and responsibility of which are covered by this Section 2.8 hereof); and the result of the foregoing is to increase the cost to (or to impose a cost on) Lender to reduce the amount of any sum received or receivable by Lender under this Agreement or under the Revolving Credit Note with respect thereto, then following thirty (30) days’ written notice by Lender (which notice shall be accompanied by a statement setting forth the basis for such additional amounts payable and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Lender), Borrower shall pay directly to Lender such additional amount as will compensate Lender for such increased cost or such reduction.

(b) If Lender shall reasonably determine that any change in, or the adoption or phase-in of, any Applicable Law regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority or the compliance by Lender or any Person controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, has or would have the effect of reducing the rate of return on Lender’s or such controlling Person’s capital as a consequence of Lender’s obligations hereunder to a level below that which Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by Lender or such controlling Person to be material, then from time to time, following thirty (30) days’ written notice by Lender (which notice shall be delivered no later than thirty (30) days following Lender’s or controlling Person’s knowledge of such change, adoption or phase-in, change in interpretation or administration, or request or directive, and shall be accompanied by a statement setting forth the basis for such additional amounts payable and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Lender), Borrower shall pay to Lender such additional amount as will compensate Lender or such controlling Person for such reduction.

(c) Notwithstanding the foregoing, in lieu of payment of any increased costs described in this paragraphs (a) and (b) of this Section 2.8, Borrower may prepay all outstanding Loans and all other Indebtedness in full in cash, together with accrued interest thereon to the date of prepayment, and all other amounts owing to Lender under the Loan Documents, without penalty, for up to thirty (30) days following notice of such increased costs by the applicable Lender.

2.9 SET-OFF. Borrower agrees that Lender has all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, Borrower agrees that at any time any Event of Default exists, Lender may apply to the payment of any Indebtedness of Borrower hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of Borrower then or thereafter with Lender.

2.10 MAKING OF PAYMENTS. All payments of principal or interest on the Revolving Credit Note, and of all fees, shall be made by Borrower to Lender in immediately available funds at the office specified by Lender not later than noon, Miami time, on the date due; and funds received after that hour shall be deemed to have been received by Lender on the following Business Day. All payments under Section 2.8 shall be made by Borrower directly to Lender entitled thereto without setoff, counterclaim or other defense. If any payment of the Indebtedness falls due on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day.

2.11 MITIGATION OF RISK. (i) Lender shall promptly notify Borrower of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in Lender’s sole judgment, otherwise disadvantageous to Lender) to mitigate or avoid, any obligation by Borrower to pay any amount pursuant to Sections 2.8 or 213 (and, if Lender has given notice of any such event and thereafter such event ceases to exist, Lender shall promptly so notify Borrower and Lender). Without limiting the foregoing, Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrower of) any event described in clause (i) or (ii) above and such designation will not, in Lender’s sole judgment, be otherwise disadvantageous to Lender.

2.12 CONCLUSIVENESS OF STATEMENTS; SURVIVAL OF PROVISIONS. Determinations and statements of Lender pursuant to Sections 2.8 or 2.13 shall be conclusive absent demonstrable error. Lender may use reasonable averaging and attribution methods in determining compensation under Section 2.8 and 2.13, and the provisions of such Sections shall survive repayment of the Indebtedness, cancellation of the Revolving Credit Note and termination of this Agreement. For purposes of this Agreement, the Dodd-Frank Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be adopted and gone into effect after the date of this Agreement.

2.13 TAXES.

(a) All payments made by Borrower hereunder or under any Loan Documents shall be made without setoff, counterclaim or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by Borrower free and clear of and without deduction or withholding for, or account of, any Taxes or Excluded Taxes now or hereinafter imposed by any taxing authority.

(b) If Borrower makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, Borrower shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 2.13(b)), the amount paid to Lender equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 2.13(b). To the extent Borrower withholds any Taxes or any Excluded Taxes on payments hereunder or under any Loan Document, Borrower shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to Lender within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to Lender) evidencing the payment of all amounts so required to be deducted or withheld from such payment. Borrower shall timely pay to the relevant taxing authority in accordance with applicable law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes.

(c) If Lender is required by law to make any payments of any Taxes (including any Other Taxes) on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax (including any Other Tax) is assessed against Lender with respect to amounts received or receivable hereunder or under any other Loan Document, Borrower will indemnify such person against (i) such Tax (and any reasonable and documented out-of-pocket counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 2.13(c). A certificate prepared in good faith as to the amount of such payment by Lender shall, absent manifest error, be final, conclusive, and binding on all parties.

Lender agrees to indemnify Lender and hold Lender harmless for the full amount of any and all present or future Taxes (including any Other Taxes) and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to Lender under this Section 2.13) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by Borrower pursuant to this Section 2.13, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 30 days from the date Lender makes written demand therefor.

ARTICLE 3.
SECURITY.

3.1 SECURITY INTEREST. To secure the prompt payment to Lender of the Indebtedness and any and all other Obligations now existing or hereafter arising owed by Borrower to Lender, Borrower hereby irrevocably grants to Lender a first priority and continuing security interest in and to the following property of Borrower, whether now owned or existing or hereafter acquired or arising and wheresoever located and all proceeds of the foregoing (collectively, the “Collateral”):

(a) all right, title, and interest of Borrower in and to the Receivables (including the Bridge Mortgage Loans and all servicing rights related thereto) and the Mortgage Loan Documents, including, without limitation, such Bridge Mortgage Loans originated by Borrower pursuant to Section 7.1(k) hereof;

(b) all right, title, and interest of Borrower in and to investment proceeds received or payable to it on the principal portion of each Funded Reserve Loan withheld for payment of future construction advances with respect to such Mortgage Loans;

(c) all right, title, and interest of Borrower in and to all other property whether now or hereafter owned, acquired or held by Borrower which secures (or constitutes collateral for) any of the Mortgage Loan Documents (including each Mortgage Note) and other instruments or agreements which evidence any of the Receivables, including all right, title and interest in and to all financing statements perfecting such security interests in any of the foregoing;

(d) all right, title, and interest of Borrower in and to all financing statements perfecting the security interests of any of the foregoing;

(e) all right, title, and interest of Borrower in and to all guaranties and other instruments by which any Person guarantees the payment or performance of the Receivables;

(f) all right, title, and interest of Borrower in and to all insurance policies pertaining to or obtained by Account Debtor or Borrower in connection with, or arising out of, any Mortgage Loan Document or the Mortgaged Properties including, but not limited to, any payments or proceeds under any related primary insurance or hazard insurance, any income (whether principal, interest, dividends or other distributions) relating to any Receivables;

(g) all right, title, and interest of Borrower in and to all commitments and other agreements to purchase any Receivables;

(h) all right, title, and interest of Borrower in and to all collections on, and proceeds of or from (including Interest Proceeds and Principal Proceeds), any and all of the foregoing (hereafter collectively called “Collections”);

(i) all files, surveys, certificates, correspondence, appraisals, computer programs, software, tapes, discs, cards, accounting records, and other records, information, and data of Borrower relating to the Receivables (including all information, data, programs, tapes, discs, and cards necessary to administer and service such Receivables);

(j) all contract rights, accounts, rights to payment of money, and general intangibles, relating to such documents and contracts described in subparagraphs (a) through (h) above;

(k) all now existing or hereafter arising rights to service, administer and/or collect Bridge Mortgage Loans and all rights to the payment of money on account of such servicing, administration and/or collection activities;

(l) monies, securities and property, now or hereafter held, received by, or entrusted to, in the possession or under the control of Lender or a bailee of Lender and all investment property now or hereafter owned by Borrower;

(m) to the extent not listed above, all Accounts, Goods, General Intangibles, Instruments, Investment Property, and Supporting Obligations (in each case, as such terms are defined in Article 9 of the UCC) of Borrower;

(n) the Funding Account and the Cash Collateral Account;

(o) all securities or Investment Property acquired with the proceeds of a Tranche C Loan;

(p) accessions to, substitutions for and all replacements, products and Proceeds of the foregoing, including proceeds of insurance policies (including but not limited to claims paid and premium refunds);

(q) books and records (including customer lists, credit files, tapes, ledger cards, computer software and hardware, electronic data processing software, computer printouts, and other computer materials and records) of Borrower evidencing or containing information regarding any of the foregoing; and

(r) all cash and cash equivalents, inventory, equipment, fixtures, patents, trade names, trademarks, and copyrights of Borrower.

3.2 FINANCING STATEMENTS AND FURTHER ASSURANCES. Borrower hereby authorizes Lender to file UCC-1 Financing Statements with respect to the Collateral, and any amendments or continuations relating thereto, without the signature of Borrower. Borrower hereby agrees to execute any additional documents or financing statements which Lender deems necessary in its reasonable discretion in order to evidence Lender’s security interest in the Collateral. Borrower shall not allow any financing statement (other than the financing statements naming Borrower as “secured party” in respect of the Bridge Mortgage Loans) to be on file in any public office covering any Collateral, the proceeds thereof or other matters.

3.3 DELIVERY OF LENDER DELIVERABLES. Borrower hereby agrees to deliver, or cause to be delivered, to Lender the Lender Deliverables with respect to (1) the Mortgage Note and a Collateral Assignment of Mortgage, on the Closing Date, (2) the original recorded Collateral Assignment of Mortgage and each other Mortgage Loan Document, no later three (3) Business Days following the origination of each Mortgage Loan, and (3) original certificates evidencing securities or Investment Property acquired with the proceeds of a Tranche C Loan, together with a transfer endorsement executed in blank. All Lender Deliverables shall, regardless of their location, be deemed to be under Lender’s dominion and control (with files so labeled) and deemed to be in Lender’s possession.

3.4 FAILURE TO DELIVER. Failure to deliver physical possession of the Lender Deliverables in respect of any Receivable to Lender or the Custodian shall not invalidate Lender’s security interest therein. To the extent that possession may be required by Applicable Law for the perfection of Lender’s security interest, the Lender Deliverables shall be deemed to be held by Lender.

3.5 RECORDS AND INSPECTIONS. Borrower shall at all times keep records pertaining to the Collateral located only at the locations set forth in Section 5.1.B. of Schedule A attached hereto. Borrower shall at all times keep its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; keep its books and records in an electronic medium and to allow Lender remote access thereto at all times; permit any Lender or any representative or agent thereof to inspect the properties and operations of Borrower, including to conduct any third-party fraud review; and permit at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), Lender or any representative or agent thereof to visit any or all of its offices or any other place where Collateral is located to inspect the Collateral, to discuss its financial matters with its officers and its independent auditors (and Borrower hereby authorizes such independent auditors to discuss such financial matters with Lender or any representative or agent thereof), and to examine (and, at the expense of Borrower, photocopy extracts from) any of its books or other records; and permit Lender and its representatives and agents to inspect the Inventory and other tangible assets of Borrower, to perform appraisals of the equipment of Borrower, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Receivables and any other collateral. All such inspections or audits by Lender shall be at Borrower’s expense.

3.6 COLLECTION. Subject to the terms of Section 3.8 hereof, Borrower agrees at its own expense to promptly and diligently collect each installment or other payment due on all Receivables in and to faithfully account therefor to Lender.

3.7 BLOCKED ACCOUNT; CASH COLLATERAL ACCOUNT.

(a) Borrower shall establish and maintain the Funding Account with a bank acceptable to Lender (the “Blocked Account Bank”) and Borrower shall execute with the Blocked Account Bank an agreement acceptable to Lender in its sole discretion (the “Funding Account Control Agreement”). The Funding Account Control Agreement shall provide that (i) the Blocked Account Bank has no lien upon, or right of set off against, any deposit account or in any cash, checks, items, wires or other funds from time to time on deposit therein, and (ii) the Borrower shall have access to the funds on deposit in the Funding Account unless and until Lender exercises exclusive control pursuant to the terms thereof. Borrower hereby confirms and agrees that all amounts deposited in such Funding Account and any other funds received and collected by Lender, whether as proceeds of Collateral or otherwise, shall constitute Collateral.

(b) Borrower shall establish and maintain the Cash Collateral Account with the Blocked Account Bank and Borrower shall execute with the Blocked Account Bank an agreement acceptable to Lender in its sole discretion (the “Cash Collateral Account Control Agreement”). The Cash Collateral Account Control Agreement shall provide that (i) the Blocked Account Bank has no lien upon, or right of set off against, any deposit account or in any cash, checks, items, wires or other funds from time to time on deposit therein, and (ii) the Borrower shall no access to the funds on deposit in the Funding Account at any time. Borrower hereby confirms and agrees that all amounts deposited in such Funding Account and any other funds received and collected by Lender, whether as proceeds of Collateral or otherwise, shall constitute Collateral.

(c) Not later than fifteen (15) Business Days after the date hereof, Borrower shall deposit, or cause to be deposited, $10,000,000 into the Cash Collateral Account. Lender shall release the funds in the Cash Collateral Account on the date that is the earlier of: (i) the date on which Lender has received payment in full of all Obligations of Borrower pursuant to the transactions contemplated by this Agreement and any commitments to lend to Borrower have been terminated; and (ii) the date that is twelve months following the Closing Date, provided that no Default or Event of Default has occurred and is continuing.

(d) Borrower acknowledges and agrees that compliance with the terms of this Section 3.7 is an essential term of this Agreement, and that, in addition to and notwithstanding any other rights Lender may have hereunder, under any other Loan Document, under Applicable Law, at equity or otherwise, upon each and every failure by Borrower to comply herewith Lender, at its option, shall be entitled to cease further advances under this Agreement, whether or not a Default or an Event of Default is declared; provided that nothing in this Agreement shall prevent Lender from considering any failure to comply with the terms of this Section 3.7 to be a Default or an Event of Default.

3.8 PROTECTION OF COLLATERAL RECORDS. Borrower hereby agrees to take the following protective actions to prevent destruction of Borrower’s Collateral and records pertaining to such Collateral: (i) if Borrower maintains its Collateral records on a manual system such records shall be kept in a fire proof cabinet or on no less than a monthly basis, a record of all payments on Receivables and all other matters relating to the Collateral shall be placed in an offsite safety deposit box (and Lender shall have access to such safety deposit box); or (ii) if the Collateral records are computerized, Borrower agrees to create an electronic file or diskette “back-up” of the computerized information and to provide Lender with an electronic file or diskette copy of such “back-up” information (i) prior to the initial advance described in Section 4.1 hereof, and (ii) on the first day of each month following the said initial advance.

3.9 USE OF PROCEEDS. Borrower shall use the proceeds of the Loans for the origination of Mortgage Loans and to pay all costs and expenses (including reasonable and documented out-of-pocket fees and expenses of legal counsel, auditors, appraisers and other professionals) incurred in connection with the Loan. Borrower will not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock or in contravention of any Applicable Law or of any Loan Document.

3.10 RETURN OF COLLATERAL. Upon the payment in full of any Receivable to which the written documents evidencing such Receivable are held by Lender, Borrower shall submit all requests for the return of such documents pursuant to the “Request For Return of Collateral” form, a copy of which is attached hereto as Exhibit F and Lender shall return (or cause to be returned) such documents within five (5) Business Days after receipt of the Request For Return of Collateral.

3.11 LENDER’S PAYMENT OF CLAIMS. Lender may, in its sole discretion, discharge or obtain the release of any security interest, lien, claim or encumbrance asserted by any Person against the Collateral. All sums paid by Lender in respect thereof shall be payable, on demand, by Borrower to Lender and shall be a part of the Indebtedness.

3.12 SALE OF COLLATERAL. Borrower shall not pledge, encumber, sell or assign any Collateral (including any Bridge Mortgage Loans or related Mortgage Loan Documents) except pursuant to the Loan Documents; provided, that Borrower may sell Bridge Mortgage Loans so long as Borrower complies with the provisions of Section 2.5(b) hereof.

3.13 EXERCISE OF RIGHTS AND REMEDIES WITH RESPECT TO DEFAULT UNDER MORTGAGE LOANS. Borrower shall notify Lender in advance of any foreclosure action brought under a Mortgage Note. In addition to other provisions contained herein, all notices to be sent to the Account Debtors shall be sent in the name of Borrower, unless otherwise required by law. All foreclosure proceedings are to be conducted in the name of Borrower, unless otherwise required by law.

Should Borrower be the successful bidder at foreclosure, or accept a deed in lieu of foreclosure, on any of the real property collateral which serves as security for the an Eligible Receivable, in consideration for Lender consenting to such transfer, Borrower shall deliver to Lender concurrently for recording a mortgage or deed of trust securing the Receivable, on all of the subject real property and fixtures in form and content satisfactory to Lender.

3.14 PLAN OF REHABILITATION. With respect to any Funded Reserve Loan, Borrower has delivered to Lender prior to the Closing Date (or any subsequent advance date, as applicable):

(i) (A) the Underlying Project Budget with respect to the related Underlying Project, and (B) the other Underlying Project Documents associated with the related Underlying Project;

(ii) evidence, in form and substance satisfactory to Lender, that (A) to the extent required pursuant to the Underwriting Guidelines, the Account Debtor has used all construction draws to pay Underlying Project Costs related to the development and completion of the Underlying Project financed by such Mortgage Loan, and (B) Borrower has not, in connection with such Mortgage Loan, retained any (x) unfunded commitments and holdbacks or (y) standby or contingent commitments;

(iii) evidence of a third party funding and monitoring process (acceptable to Lender) for the funding of construction draws, including to verify and prepare reports regarding the progress of the repairs, rehabilitation or reconstruction of the related Mortgaged Property contemplated in the statement of work or other final plans and specifications detailed in the related Underlying Project Documents as each stage is completed, and a written certification of Borrower that it determines that all applicable conditions supporting the funding of each construction draw have been satisfied; and

(iv) evidence that the Account Debtor has materially complied with the Mortgage Loan Documents evidencing such Mortgage Loan.

ARTICLE 4.
CONDITIONS OF CLOSING; ADVANCES.

4.1 Conditions of Closing. Closing of the transaction shall be subject to the fulfillment, to the satisfaction of Lender and its counsel, of each of the following conditions prior to the (the first date upon which all such conditions have been satisfied being herein called the “Closing Date”):

(a) Loan Documents. Lender shall have received each of the following Loan Documents: (i) this Agreement, duly executed by the respective parties; (ii) Schedule A to Loan and Security Agreement executed by the respective parties; (iii) the Revolving Credit Note executed by Borrower; (iv) each Account Control Agreement, duly executed by Borrower and the Blocked Account Bank, covering the Funding Account and the Cash Collateral Account; (v) all other Loan Documents; and (vi) such other documents, instruments, and agreements in connection herewith as Lender shall require, executed, certified and/or acknowledged by such parties as Lender shall designate.

(b) Charter Documents. Lender shall have received copies of the charter and other organizational documents, as amended, modified or supplemented to the date hereof, of Borrower certified by the applicable Secretary of State of the State of organization and the Secretary of Borrower dated within twenty (20) days of the date hereof.

(c) Good Standing. Lender shall have received a certificate of corporate status with respect to Borrower, dated within twenty (20) days of the date hereof, by applicable Governmental Authority of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction.

(d) Foreign Qualification. Lender shall have received certificates of corporate status with respect to Borrower, each dated within twenty (20) days of the date hereof, issued by the Secretary of State of each state in which such Person’s failure to be duly qualified or licensed would have a material adverse effect on its financial condition or assets, indicating that such party is in good standing.

(e) Authorizing Resolutions and Incumbency. Lender shall have received a certificate from an authorized officer of Borrower attesting to (i) the adoption of resolutions of its Board of Directors (or equivalent governing body) authorizing (x) the execution and delivery of this Agreement and the other Loan Documents to which each Person is a party, (y) specific officers of Borrower to execute same and (z) the granting by Borrower of the security interests in and liens upon the Collateral, (ii) the authenticity of original specimen signatures of such officers, and (iii) validity of the organizational documents, good standing certificates and foreign qualifications, and such certificate shall state that the foregoing have not been amended, modified, revoked or rescinded since the date of such documents.

(f) Bank Statement(s). Lender shall have received a copy of one or more bank statements indicating that, as of the date hereof, Borrower has not less than $10,000,000 in one or more unencumbered deposit accounts.

(g) Collateral. Lender shall have received each document (including any UCC financing statement) required by this Agreement, any related agreement or under Applicable Law or reasonably requested by Lender to be filed, registered or recorded in order to create, in favor of Lender a perfected security interest in or lien upon the Collateral, which documents and/or agreements shall have been properly filed, registered or recorded (as applicable) in each jurisdiction in which the filing, registration or recordation thereof is so required or requested and Lender shall have received evidence, in form and substance satisfactory to it, of each such filing, registration or recordation.

(h) Cash Collateral Account. The Cash Collateral Account shall have been established pursuant to the terms of Section 3.7 hereof.

(i) Fees. Borrower shall have paid all costs and expenses payable by it as of the date hereof pursuant to Section 8.1 hereof.

(j) Opinions of Counsel. Lender shall have received from outside counsel to Borrower a customary opinion (related to, among other things, authorization, enforceability, conflicts of law, non-contravention to material contracts and similar transaction-related opinions) addressed to Lender, dated the Closing Date.

(k) Officer’s Certificate. Lender shall have received certificates, in form and substance satisfactory to it, from an Authorized Representative of Borrower certifying that, after giving effect to the initial advances contemplated hereby and transactions contemplated by the Loan Documents, (i) no Default or Event of Default exists, (ii) the representations and warranties made by Borrower and set forth in this Agreement and the other Loan Documents are true, correct and complete (except to the extent that any such representation and warranty expressly speaks as of an earlier date or a particular period, in which case such representation and warranty shall be true and correct as of such earlier date or particular period), (iii) Borrower is in compliance with all agreements and conditions to be satisfied by Borrower under the Loan Documents to which it is a party, and (iv) the closing and the consummation of this Agreement and the transactions contemplated by the Loan Documents will not conflict with Applicable Law.

(l) Records. Lender shall have received the electronic file or diskette of computerized information required by Section 3.8 hereof.

(m) Operating Procedures. Lender shall have received and approved Borrower’s Operating Procedures (as such term is defined in Section 6.3) hereof.

(n) No Litigation. No action, suit, or proceeding by or before any court or any Governmental Authority shall have been commenced or threatened, and no investigation by any Governmental Authority shall have been commenced, against Lender or Borrower (i) seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions, or (ii) which, if resolved adversely to Lender or Borrower could reasonably be expected to have a Material Adverse Effect.

(o) Lender Deliverables. Lender shall have received, or will receive immediately after the initial advance, the Lender Deliverables with respect to each Receivable of Borrower on the Closing Date; it being understood that the Mortgage Notes and related Assignments of Mortgage shall be delivered on the Closing Date.

(p) Consents. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities, counterparties to material contracts, shareholders, and other Persons in respect of Applicable Law and/or contractual obligations of Borrower necessary in connection with the execution, delivery or performance by Borrower of the Loan Documents to which Borrower is a party shall have been made or obtained and be in full force and effect, and Lender shall have been furnished with satisfactory evidence thereof.

(q) No Material Adverse Effect. There shall exist no event, development or circumstance that has had or could reasonably be expected to have, individually or in the aggregate a Material Adverse Effect.

(r) Closing Costs. All management, legal, professional, appraiser or auditor fees, closing and similar fees and all costs incurred by Borrower in connection with the debt financing transactions contemplated hereby and the amounts thereof shall be reasonably acceptable to Lender.

(s) Key Individuals. Lender shall have received copies of agreements by and between Lender and each Key Individuals containing terms and conditions customary relating to this type of transaction, including, but not limited to, non-competition, non-solicitation and confidentiality provisions.

(t) Diligence. Lender shall have (i) completed all business (including review of historical, current, interim and projected financial statements), industry, legal, accounting (including the engagement of an accounting firm to perform a collateral audit) and regulatory and compliance due diligence, (ii) reviewed Borrower capital, corporate and legal structure, material contracts and information technology systems and practices, the results of which shall be satisfactory to Lender, and (iii) received a satisfactory financial report of Borrower in Lender’s sole discretion.

(u) Other Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed and recorded and shall be in form and substance satisfactory to Lender and its counsel.

4.2 ADVANCES. The obligation of Lender to make any advance hereunder (including the initial advance) shall be subject to the further conditions precedent that, on and as of the date of such advance:

(a) the representations and warranties of Borrower set forth in this Agreement and any other Loan Agreement shall be accurate in all material respects, before and after giving effect to such advance or issuance and to the application of any proceeds thereof;

(b) no Default or Event of Default has occurred and is continuing, upon notice to Borrower, or would result from such advance or issuance or from the application of any proceeds thereof;

(c) no Material Adverse Change has occurred since the Closing Date;

(d) Borrower shall have funded the Cash Collateral account pursuant to the terms of Section 3.7(c);

(e) Lender shall have received a Notice of Advance pursuant to the requirements of Section 2.1(a); and

(f) Lender shall have received a Borrowing Base Certificate in the form and substance of Exhibit B attached hereto from Borrower executed by an Authorized Representative of Borrower within the last 15 days preceding the date of the requested advance;

(g) after giving effect to such advance, the outstanding principal amount of the Loans shall not exceed the lesser of (i) the Borrowing Base and (ii) the Maximum Loan Amount;

(h) Lender shall have received such other approvals, officer’s certificates, legal opinions or documents as Lender shall reasonably request.

4.3 CONDITIONS PRECEDENT TO DISBURSEMENTS FROM FUNDING ACCOUNT. Borrower shall not make any disbursement from the Funding Account, other than to pay, or prepay, the principal amount of the Loan, unless all of the following conditions precedent have been met: (a) the representations and warranties of Borrower set forth in this Agreement and any other Loan Document shall be accurate in all material respects, before and after giving effect to such advance or issuance and to the application of any proceeds thereof; (b) no Default or Event of Default has occurred and is continuing, upon notice to Borrower, or would result from such advance or issuance or from the application of any proceeds thereof; (c) no Material Adverse Change has occurred in Borrower’s business, operations, financial condition, or assets or in the prospect of repayment of the Indebtedness; (d) such disbursement shall be used solely to fund a Bridge Mortgage Loan that is an Eligible Receivable or, in the case of funds in connection with a Tranche C Loan, to preferred equity securities of an Account Debtor; (e) the amount of the Advance Receivable to be funded with the proceeds of the such disbursement shall not exceed the Advance Rate multiplied by the outstanding amount of such Advance Receivable; (f) Lender shall have received a Borrowing Base Certificate in the form and substance of Exhibit B attached hereto from Borrower executed by an Authorized Representative of Borrower within the last 15 days preceding the date of the disbursement; (g) contemporaneously with such disbursement, Borrower shall receive and/or execute, and until delivery to Lender, hold for the benefit of Lender, the Lender Deliverables with respect to each Advance Receivable to be made with such disbursement; (h) Lender shall receive prompt written notice of such disbursement, which notification shall set forth the amount and the date of such disbursement; (i) Lender shall have received a Mortgage Loan Schedule with respect to the Eligible Receivables to be funded with such advance; (j) Lender’s determination that Loans remain desirable in light of any change in the regulatory or legal framework pursuant to which Bridge Mortgage Loans are offered to commercial borrowers in the Approved States or any Approved State; and (k) such other documents or information as Lender shall reasonably request prior to such disbursement.

4.4 ADVANCES TO CONSTITUTE ONE LOAN. All evidences of credit, loans and advances made by Lender to Borrower under this Agreement and any other documents or instruments executed in connection herewith shall constitute one loan, and all indebtedness and Obligations of Borrower to Lender under this Agreement and all other such documents and instruments shall constitute one general obligation secured by Lender’s security interest in all of the Collateral and by all other security interests, liens, claims and encumbrances heretofore, now, or at any time or times hereafter granted by Borrower to Lender.

4.5 ADVANCES. Lender shall have the right, in Lender’s discretion, subject to availability hereunder on behalf of and with notice to Borrower, to make and use advances to pay Lender for any amounts due to Lender pursuant to this Agreement and have remained unpaid for ten (10) days.

4.6 PROPERTY VALUATIONS. Lender shall have the right, at the expense of Borrower, to obtain an updated Appraisal or Eligible BPO, in its sole discretion, at any time with respect to any Mortgaged Property securing a Mortgage Loan included in the Borrowing Base. In the event that any estimated value of an underlying Mortgaged Property is less than the appraised value contained in the Appraisal applicable at the time the related Mortgage Loan was counted in the Borrowing Base, the related Mortgage Loan shall, in Lender’s sole discretion, cease to be an Eligible Receivable.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF BORROWER.

5.1 GENERAL REPRESENTATIONS AND WARRANTIES. Borrower hereby continuously represents and warrants to Lender as follows:

(a) Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of Puerto Rico, duly qualified to do business and is in good standing as a foreign entity in all states where such qualification is required, or where failure to have such qualification would not reasonably cause a Material Adverse Effect, has all necessary corporate power and authority to enter into this Agreement and each of the documents and instruments relating hereto and to perform all of its obligations hereunder and thereunder.

(b) Borrower operates its business only under the assumed names as set forth in Section 5.1A of Schedule A and has not used any other assumed name for the operation of its business activities for the previous five (5) years.

(c) Borrower has all requisite right and power and is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and all documents and instruments relating hereto, and this Agreement and all documents and instruments relating hereto are the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their terms.

(d) (A) The execution, delivery, and performance by Borrower of this Agreement does not and shall not (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Borrower; (ii) violate any provision of its certificate of organization or operating agreement; or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Borrower is a party or by which it or any of its assets or properties may be bound or affected; and (B) Borrower is not in default of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument which default, in the case of any such indenture, agreement, lease, or instrument, would reasonably cause a Material Adverse Effect.

(e) No consent, approval, license, exemption of or filing or registration with, giving of notice to, or other authorization of or by, any court, administrative agency, or other Governmental Authority is or shall be required in connection with the execution, delivery, or performance by Borrower for the valid consummation of the transactions contemplated by this Agreement.

(f) No event has occurred and is continuing which constitutes a Default or an Event of Default, as defined in this Agreement. There is no action, suit, proceeding or investigation pending or threatened against or affecting Borrower before or by any court, administrative agency or other Governmental Authority that brings into question the validity of the transactions contemplated hereby, or that might result in any Material Adverse Change in the businesses, assets, properties or financial conditions of Borrower.

(g) Borrower is not in default in the payment of any taxes levied or assessed against it or any of its assets or properties, except for taxes being contested in good faith and for which appropriate reserves, as determined by Borrower have been established in accordance with GAAP, and for which liens have not been filed.

(h) Borrower has good and marketable title to its assets and properties as reflected in its financial statements furnished to Lender.

(i) Each of the financial statements furnished to Lender by Borrower were prepared in accordance with GAAP unless notified otherwise and fairly and accurately reflects its financial condition as of the date hereof, and Borrower hereby certifies that there have been no material adverse changes in their condition, financial or otherwise, since the date of such statements, and there are no known contingent liabilities not provided for or disclosed in such statements.

(j) None of this Agreement, any Borrowing Base Certificate or any statement, document or information referred to herein or delivered to Lender heretofore or contemporaneously with the Agreement by Borrower contains any untrue or inaccurate statement of a material fact or omits to state a material fact necessary to make the statements made herein or therein not misleading.

(k) Borrower has good, indefeasible, and merchantable title to and ownership of the Bridge Mortgage Loans (including the Mortgage Loan Documents) and the other Collateral, free and clear of all liens, claims, security interests and encumbrances, except (i) Permitted Encumbrances and (ii) those of Lender.

(l) All books, records, and documents relating to the Collateral are and shall be genuine and in all respects what they purport to be; the original amount and the unpaid balance of each Receivable shown on the books and records of Borrower and in the schedules represented as owing by each Account Debtor is and shall be the correct amount actually owing or to be owing by such Account Debtor at maturity; each Account Debtor liable upon the Receivables has and shall have capacity to contract; Borrower has no knowledge of any fact which would impair the validity or collectability of any of the Receivables; and the payments shown to have been made by each Account Debtor on the books and records of Borrower shall reflect the amounts of and dates on which said payments were actually made.

(m) Borrower has places of business only at the locations as set forth in Section 5.1.B. of Schedule A attached hereto. Borrower shall not begin or do business (either directly or through Subsidiaries) at other locations or cease to do business at any of the above locations or at Borrower’s principal place of business without giving Lender thirty (30) days prior written notice thereof.

(n) The liability to which Borrower or any Commonly Controlled Entity would become subject under Sections 4063 or 4064 of ERISA if Borrower or any Commonly Controlled Entity were to withdraw from all multi-employer Plans or if such multi-employer Plans were to be terminated as of the valuation date most closely preceding the date hereof, is not in excess of One Thousand Dollars ($1,000.00).

(o) Borrower is not engaged nor shall it engage, principally or as one of its important activities, in a business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulations U or X of the FRB as now and from time to time hereafter in effect. No part of the proceeds of any advances hereunder shall be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of the FRB. All of the outstanding securities of Borrower have been offered, issued, sold and delivered in compliance with, or are exempt from, all federal and state laws and rules and regulations of federal and state regulatory bodies governing the offering, issuance, sale and delivery of securities.

(p) Borrower is not required to register as an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(q) Each of the Exhibits and Schedules to this Agreement contain true, complete and correct information in all material respects.

(r) Borrower is solvent, generally able to pay its obligations as they become due, has sufficient capital to carry on its business and transactions and all businesses and transactions in which it intends to engage, and the current value of Borrower’s assets, at fair saleable valuation, exceeds the sum of its liabilities. Borrower shall not be rendered insolvent by the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby and the capital remaining in Borrower is not now and shall not foreseeably become unreasonably small to permit Borrower to carry on its business and transactions and all businesses and transactions in which it is about to engage. Borrower does not intend to, nor does it reasonably believe it shall, incur debts beyond its ability to repay the same as they mature.

(s) Lender has a first-priority, perfected security interest in favor of Lender in all of Borrower’s right, title, and interest in the Collateral, prior and superior to any other security interest or lien other than Permitted Encumbrances.

(t) There are no material actions, suits, or proceedings pending or, to the best of Borrower’s knowledge after due inquiry, threatened against or affecting the assets of Borrower or the consummation of the transactions contemplated hereby, at law or in equity, or before or by any Governmental Authority or instrumentality or before any arbitrator of any kind, except as set forth on Section 5.1.C. of Schedule A attached hereto. Borrower is not subject to any judgment, order, writ, injunction or decree of any court or other Governmental Authority. There is not a reasonable likelihood of an adverse determination of any pending proceeding which would, individually or in the aggregate, have a material adverse effect on the business operations or financial condition of Borrower.

(u) Section 5.1.D of Schedule A attached hereto correctly and completely sets forth Borrower’s (i) legal name in its state of organization, (ii) state of organization, (iii) Federal Tax Identification Number, (iv) chief executive office, (v) prior names used in the last five (5) years (including, such names of Borrower ’s predecessors in interest as a result of a merger or consolidation) and (vi) charter or other similar number for Borrower in its state of organization.

(v) Borrower (i) is not a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001), the “Patriot Act”), (ii) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of such Section 2, or (iii) is not a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order (“OFAC”). Borrower is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(w) Borrower is the sole originator of all of the Mortgage Loans, and in such capacity, may be referred to herein as the “originator.” Neither Lender or any of its affiliates have had a role in the origination or negotiation of the terms of any Mortgage Loan.

(x) With respect to each of the Mortgage Loans, in connection with the origination of the Mortgage Loans, Borrower has not had any existing accrued and/or unpaid penalties, fines or sanctions imposed by and owing to any regulatory authority.

5.2 REPRESENTATIONS AND WARRANTIES AS TO RECEIVABLES. With respect to Receivables, and subject to bankruptcy, insolvency and other similar laws affecting the rights of creditors generally, Borrower continuously warrants and represents to Lender and Lender that during the term of this Agreement until the Indebtedness secured hereby has been indefeasibly paid in full and all of Lender’s obligations to make advances under this Agreement have terminated: (i) in determining which Receivables are “Eligible Receivables,” Lender may rely upon all statements or representations made by Borrower, which for the avoidance of doubt are deemed to be made as of each day that a Mortgage Loan secures any Loan made under this Agreement; and (ii) those Receivables designated as Eligible Receivables satisfies each of the representations, warranties, acknowledgments and agreements below and in Annex A hereto at the time any Notice of Advance is provided to Lender:

(a) The Receivables represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto.

(b) Each Receivable is an Eligible Receivable.

(c) Each Receivable complies with the Random Selection Policy and was not selected in a manner that could adversely affect the interests of Lender.

(d) The amounts of the face value shown on any schedule of Receivables provided to Lender, and/or all invoices or statements delivered to Lender with respect to any Receivables, are actually and absolutely owing to Borrower and are not contingent for any reason.

(e) No facts, events or occurrences exist that, in any way, impair the validity or enforcement thereof or tend to reduce the amount payable thereunder from the amount of the Receivable shown on any schedule, or on all contracts, invoices or statements delivered to Lender with respect thereto.

(f) Except as disclosed in writing to Lender, no proceedings or actions are threatened or pending against any Account Debtor that might result in any material adverse change in the Account Debtor’s financial condition.

(g) Any representation, warranty or certification made or deemed made herein or in any other Loan Document by Borrower or any certificate furnished to Lender pursuant to the provisions hereof or thereof or any information with respect to the Collateral furnished in writing by on behalf of Borrower is true, complete and accurate as of the time made or furnished.

5.3 DUE DILIGENCE. Borrower acknowledges that Lender has the right to perform continuing due diligence reviews with respect to each Mortgage Loan and Borrower, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Borrower agrees that (a) upon reasonable prior written notice to Borrower unless an Event of Default shall have occurred, in which case no notice is required, Lender or any of its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of the Mortgage Files, the servicing files and any and all documents, records, agreements, instruments or information relating to the Mortgage Loans (the “Due Diligence Documents”), or may receive copies of any Due Diligence Documents in imaged, electronic format; provided that such examination, inspection and copies are performed in accordance with reasonable restrictions imposed by Borrower to insure that files of the Borrower unrelated to the Mortgage Loans or the Collateral are not exposed to Lender. Borrower also shall make available to Lender a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Loans and the Due Diligence Documents.

ARTICLE 6.
COVENANTS AND OTHER AGREEMENTS.

6.1 AFFIRMATIVE COVENANTS. During the term of this Agreement and until the Indebtedness secured hereby has been indefeasibly paid in full and all of Lender’s obligations to make advances under this Agreement have terminated, Borrower covenants and agrees, that it shall:

(a) Pay or cause to be paid currently all of its expenses, including all payments on its obligations whenever due, as well as all payments of any and all taxes of whatever nature when due (except for taxes being contested in good faith with appropriate proceedings and for which adequate reserves have been established). This provision shall not apply to taxes or expenses which are due, but which are challenged in good faith.

(b) Maintain, protect and preserve the Collateral (including maintaining that part of each Mortgage Loan Document or other credit report, application or related instrument which is not delivered to Lender, in a fireproof cabinet at its chief executive office).

(c) Furnish to Lender prompt written notice as to the occurrence of any Default or an Event of Default hereunder.

(d) Furnish to Lender prompt notice of: (i) any development related to the business, financial condition, properties or assets of Borrower or any Affiliate of Borrower, that would have or has a Material Adverse Effect and (ii) any litigation or investigation to which any of them may be a party.

(e) Carry on and conduct its business in the same manner and in the same fields of enterprise as they are presently engaged, and Borrower shall preserve its existence, licenses or qualifications as a limited liability company in the jurisdiction of its formation and as a foreign corporation in every jurisdiction in which the character of its assets or properties or the nature of the business transacted by it at any time makes qualification as a foreign entity necessary, and to maintain all other material corporate rights and franchises.

(f) Comply, and cause each Affiliate to comply, with Applicable Laws applicable to Borrower and its business (including applicable usury, licensing and consumer laws).

(g) Permit and authorize Lender, without notifying Borrower, to make such inquiries through business credit or other credit reporting services concerning Borrower as Lender shall deem appropriate.

(h) Utilize the Random Selection Policy in allocating potential Eligible Receivables between Borrower and any Affiliate of Borrower.

(i) Make Bridge Mortgage Loans which are evidenced by Mortgage Loan Documents that are solely on forms that are in compliance with applicable state law of an Approved State and federal laws.

(j) Deliver to Lender the Lender Deliverables and all other documentation required by Section 3.3 hereof to be delivered to Lender.

(k) On the fifteenth day (or if such day is not a Business Day, the following Business Day) of every calendar month, deliver to Lender, at such places as Lender may reasonably designate, schedules executed by Borrower, listing all Receivables and fully and correctly specifying in adequate detail the aggregate unmatured unpaid face amount of each Receivable. These schedules shall be in form and detail satisfactory to or supplied by Lender.

(l) Join Lender in a periodic review meeting (or teleconference) as may be requested by Lender from time to time.

(m) Execute and deliver to Lender such assignment documents if reasonably requested by Lender from time to time in connection with Borrower’s ability to transfer ownership of the Mortgage Loan Documents to Lender or its assigns, and all collateral securing the Bridge Mortgage Loan after and during the occurrence of an Event of Default.

(n) Provide Lender with evidence of Borrower’s insurance issued by a reputable carrier, as reasonably required by Lender with respect to each Mortgage Loan and each Mortgaged Property. This insurance shall reflect Lender as the loss payee or additional insured, as required by Lender, and contain a provision that Lender shall be notified by the carrier thirty (30) days prior to the termination or cancellation of any such insurance.

(o) Permit Lender or Lender’s representatives or designees to conduct field examinations, collateral review, information technology review, loan portfolio review, quality of earnings review, or other financial analysis, or any combination of the foregoing, at Borrower’s costs and expense, as Lender deems appropriate.

(p) Permit Lender or Lender’s representatives or designees, at Borrower’s expense, to conduct an annual valuation of the Receivables.

(q) Comply with all of its obligations under any other material contract and not terminate, amend, modify, or otherwise supplant any such agreement, in each case, without the prior written consent of Lender.

(r) Maintain the Security Interest granted pursuant to Section 3.1 as a first priority perfected security interest, subject only to Permitted Encumbrances, and shall defend such security interest against the claims and demands of all Persons whomsoever.

(s) Notify Lender of any amendment, modification, or change to the Regulatory Guide.

(t) So long as the terms of this Agreement remain in effect, Borrower will promptly notify Lender of the occurrence of any of the following:

(i) any change in Borrower’s business address and/or telephone number;

(ii) any merger, consolidation, or reorganization of Borrower, or any changes in Borrower’s ownership by direct or indirect means. Indirect means any change in ownership of forty-nine percent (49%) or more of Borrower’s direct or indirect corporate parent;

(iii) any change in Borrower’s name;

(iv) any significant adverse change in Borrower’s financial position;

(v) entry of any court judgment or regulatory order in which Borrower is or may be required to pay a claim or claims which, in Borrower’s opinion, could have a material adverse effect on Borrower’s financial condition;

(vi) a change in Borrower’s status with any state licensing authority or rating agency; or

(vii) if Borrower becomes in default under a loan servicing agreement or if Borrower is terminated as a servicer under any loan servicing agreement or if there has been a disclosure by Borrower of material non-compliance by Borrower under any loan servicing agreement

(u) Deliver to Lender an electronic report detailing all construction draw requests and the related construction draw balance after such disbursement to the applicable Mortgagor(s), each on a loan-by-loan basis.

6.2 GENERAL NEGATIVE COVENANTS. During the term of this Agreement and until the Indebtedness secured hereby has been indefeasibly paid in full and all of Lender’s obligations to make advances under this Agreement have terminated, Borrower covenants and agrees that it shall not, without Lender’s prior written consent, do any of the following:

(a) Incur or permit to exist any pledge, title retention lien or other lien, encumbrance, or security interest with respect to any of the Collateral, except liens in favor of Lender and Permitted Encumbrances.

(b) Delegate, transfer, or assign any of its Obligations under any Loan Document, or any part thereof, to any other Person.

(c) Be a party to or participate in: (i) any merger or consolidation; (ii) any purchase or other acquisition of all or substantially all of the assets or properties or shares of any class of, or any partnership or joint venture interest in, any other corporation or any other Person; or (iii) any sale, transfer, conveyance, or lease of all or substantially all of Borrower’s assets or properties.

(d) Incur, assume or suffer to exist any debt (including any contingent liabilities, or otherwise become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise) other than the Indebtedness.

(e) Change its name, convert from one type of entity to another type, change its principal place of business in violation of Section 5.1(m), or make any material changes in the nature of its business as carried on as of the date hereof.

(f) Initiate any activities in any State other than Approved States without consent of Lender, which consent may be withheld in the sole and absolute discretion of Lender.

(g) Use Lender’s or Lender’s name in connection with any of its business operations (the foregoing is not intended to permit or authorize Borrower to make any contract on behalf of Lender).

(h) Amend, modify or otherwise change in any respect the Underwriting Guidelines, the form Mortgage Loan Documents and/or the Random Selection Policy without the prior written consent of Lender, unless such amendment, modification or changes makes the Underwriting Guidelines and/or the Random Selection Policy stricter and Lender promptly, but in any event no more than 7 days following such change, receives a copy of such revised Underwriting Guidelines and/or Random Selection Policy.

(i) Amend and/or modify, or otherwise waive any of its rights under, any Bridge Mortgage Loan and/or the applicable Mortgage Loan Documents, in a manner which results in a default under the term of this Agreement or could otherwise reasonably be expected to have a Material Adverse Effect.

(j) Extend the time for payment for any Receivable unless such extension has been documented in writing and approved by Borrower in accordance with the Underwriting Guidelines and approved by Lender, any such extension to be set forth in the next report required under Section 6.5(b).

(k) Make any payments, dividends, or distributions to Parent or enter into any transactions or agreements with any Affiliate.

6.3 REPORTING REQUIREMENTS AND ACCOUNTING PRACTICES. Borrower shall maintain (a) a system of accounting in accordance with GAAP and (b) standard operating procedures applicable to all of its locations with respect to the handling and disposition of cash receipts and other proceeds of Collateral on a daily basis, including the depositing thereof, aging of account receivables, record keeping and such other matters as Lender may reasonably request (“Operating Procedures”).

6.4 SERVICING FILES. Borrower agrees to furnish to Lender from time to time, promptly upon written request of Lender, any information related to the Receivables (including the Account Debtors) contained in the servicing files and any other documents in Borrower’s possession or control.

6.5 FINANCIAL REPORTS. Borrower shall furnish to Lender and its duly authorized representatives such information respecting the business and financial condition of Borrower as Lender may reasonably request; and without any request, shall furnish to Lender:

(a) as soon as available, and in any event within fifteen (15) calendar days after the end of each calendar month, a loan activity report, in electronic mutually-agreeable form reasonably accessible and usable by Lender showing, on a loan-by-loan basis, with respect to all Bridge Mortgage Loans: (i) a summary of loan disbursements for the prior calendar month, (ii) the principal and interest payments received with respect thereto; (iii) the outstanding principal amount thereof; (iv) delinquencies and all other defaults thereunder; and (v) such other matters as Lender may from time to time request, all prepared by Borrower and certified as to being true, correct and complete in all material respects by the chief financial officer or other Authorized Representative of Borrower, which reports shall be accompanied by a Compliance Certificate;

(b) as soon as available, and in any event within fifteen (15) calendar days after the end of each calendar month, (1) a Mortgage Loan Schedule with respect to the Mortgage Loans in electronic mutually-agreeable form reasonably accessible and usable by Lender, (2) a loan activity report, in electronic mutually-agreeable form reasonably accessible and usable by Lender showing, on a loan-by-loan basis, with respect to all Mortgage Loans originated by Borrower (including the Eligible Mortgage Loans) such information acceptable to Lender which may include, but is not limited to, (A) with respect to each Mortgage Loan with respect to which rehabilitation of the related Mortgaged Property will be made, a summary, in form and substance reasonably acceptable to Lender, of (i) the performance of the Account Debtor with respect to the Underlying Project, and (ii) the status of the Underlying Project with respect to the estimated completion timeline provided in such Mortgage Loan and (B) if a Mortgage Loan was sold, (i) information on who the Mortgage Loan was sold to, (ii) how long the Mortgage Loan was held on Borrower’s balance sheet, (iii) the purchase price of such Mortgage Loan, and (iv) whether the Mortgage Loan was sold in a whole loan transfer or through the retail platform, and (3) such other matters as Lender may from time to time request, all prepared by Borrower and certified as to being true, correct and complete in all material respects by the chief financial officer or other Authorized Representative of Borrower;

(c) on the first day and fifteenth day (or if such day is not a Business Day, the following Business Day) of every calendar month, (i) a Borrowing Base Certificate and a summary report reflecting all outstanding Bridge Mortgage Loans, (ii) a list of Receivables that are in default or with respect to which any extension of time for payment has been given and (iii) list of Receivables (A) which were made concurrently, or substantially concurrently, with any other loan to the Account Debtor thereunder or (B) with respect to which Borrower does not own and hold 100% of the outstanding legal and beneficial interest thereof;

(d) as soon as available, and in any event within (i) thirty (30) calendar days after the close of each calendar month or (ii) if the close of such calendar month is also the end of a fiscal quarter of Borrower, forty-five (45) calendar days after such close of the related calendar month, a copy of the balance sheet of Borrower as of the close of the preceding calendar month and the statements of income and retained earnings of Borrower as of the close of the preceding calendar month, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year (to the extent available to compare), prepared in accordance with GAAP, consistently applied and accompanied by a Compliance Certificate, together with a list of all Bridge Mortgage Loans sold or otherwise disposed of by Borrower to any Person other than Borrower, setting forth the name of the Account Debtor thereunder, original principal balance and sales price and such other information as Lender shall request;

(e) as soon as available, and in any event within ninety (90) calendar days after the close of each fiscal year of Borrower, a copy of the balance sheet of Borrower as of the close of such period and the statement of income, retained earnings and cash flows of Borrower for such period, and all supporting schedules and footnotes thereto, all in detail reasonably satisfactory to Lender, prepared in accordance with GAAP, consistently applied. All such annual financial statements shall be audited by a firm of independent public accountants of recognized standing, selected by Borrower and satisfactory to Lender, in accordance with GAAP and shall be accompanied by a Compliance Certificate and the written statement of such accountants certifying whether such accountants have obtained knowledge of any Event of Default under the Loan Documents;

(f) as soon as available, and in any event within sixty (60) calendar days after the close of each annual accounting period of Borrower, proforma balance sheet and statement of income and retained earnings of Borrower for the next annual accounting period;

(g) promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of Borrower’s operations or concerning significant aspects of Borrower’s financial affairs, given to it by its independent public accountants;

(h) promptly after receipt thereof and in no event more than five (5) Business Days thereafter, a copy of each audit or other report made by any state or federal agency, or any other Governmental Authority, of the books and records or assets of Borrower of its compliance or non-compliance with Applicable Laws relating to the underwriting, origination, servicing and/or collection of loans;

(i) promptly (but never more than five (5) Business Days) after knowledge thereof shall have come to the attention of any responsible officer of Borrower, written notice of (i) any threatened or pending litigation or governmental proceeding or labor controversy against Borrower or Affiliate of Borrower, which, if adversely determined, would have a Material Adverse Effect, or (ii) of the occurrence of any Default or an Event of Default hereunder;

(j) as soon as available, a copy of all federal and state tax returns filed by Borrower during the current fiscal year and each fiscal year hereafter;

(k) Borrower agrees to expeditiously and in good faith, obtain and deliver to Lender corrected or modified copies of any document or report or system software required to be delivered under this Section 6.5;

(l) Borrower agrees to obtain and deliver within ten (10) calendar days of a request therefor from Lender such other information (whether financial or otherwise) regarding Borrower as Lender shall reasonably require;

(m) Borrower shall immediately provide notice of any default under any Mortgage Loan that would trigger a cross-default under any other Mortgage Loan, or under any mortgage loan that is cross-defaulted with any Mortgage Loan if Borrower or any Affiliate of Borrower becomes aware of any such default.

6.6 NOTICE OF CHANGES. Borrower shall promptly notify Lender in writing of any change of its officers, directors, key employees and/or Key Individuals; any litigation or governmental investigations of which Borrower is a party; and any other Material Adverse Change in the business or financial affairs of Borrower.

ARTICLE 7.
EVENTS OF DEFAULT AND REMEDIES.

7.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) If any payment of principal or interest or any other amount due Lender is not paid by Borrower when the same shall be due and payable.

(b) If Borrower fails or neglects to perform, keep or observe any of the terms, provisions, conditions or covenants, contained in this Agreement, any of the other Loan Documents or any other agreement or document executed in connection with the transactions contemplated by this Agreement (other than as described in other subsections of this Section 7.1) or representation or warranty made by Borrower herein or in any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by or on behalf of Borrower to Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified, and Borrower fails to cure such breach within fifteen (15) days of the earlier of (i) Borrower’s knowledge thereof or (ii) receipt of notice from Lender.

(c) If the validity or enforceability of any lien, charge, security interest, mortgage, pledge or other encumbrance granted to Lender to secure the Indebtedness (i) shall cease to be a first-priority, perfected security interest in favor of Lender, prior and superior to any other security interest or lien other than Permitted Encumbrances, or (ii) shall be impaired in any respect or to any degree, for any reason, or if any other lien, charge, security interest, mortgage, pledge or other encumbrance shall be created or imposed upon the Collateral; any Loan Document shall cease to be in full force and effect; or Borrower (or any Person by, through or on behalf of Borrower) shall contest in any manner the validity, binding nature, or enforceability of any Loan Document.

(d) If any judgment or judgments in the aggregate against Borrower (net of any insurance for which the insurance company has admitted liability) in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), or any attachment or other levy against the properties or assets of Borrower with respect to a claim for any amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), or any attachment or other levy against the properties or assets of Borrower with respect to a claim for any amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), in each case which remains unpaid, unstayed on appeal, undischarged, unbonded, or undismissed for a period of thirty (30) days.

(e) Default in the payment of any sum due under any instrument of indebtedness for borrowed money owed by Borrower to any Person, or any other default under such instrument of indebtedness for borrowed money that permits such indebtedness for borrowed money to become due prior to its stated maturity or permits the holders of such indebtedness for borrowed money to elect a majority of the members of the governing body or manage the business of Borrower.

(f) If a court or other Governmental Authority of competent jurisdiction shall enter an order, judgment or decree appointing, with or without Borrower’s consent or acquiescence, a receiver, custodian, liquidator, trustee, or other officer with similar powers of Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the federal bankruptcy laws or any other Applicable Law, and such order, judgment or decree shall remain unvacated, unstayed or not set aside for an aggregate of thirty (30) days (whether or not consecutive) from the date of the entry thereof or if any petition seeking such relief shall be filed against Borrower and such petition shall not be dismissed within thirty (30) days.

(g) Any Material Adverse Effect or Material Adverse Change shall occur or Borrower ceases any material portion of its business operations as currently conducted or a Change of Control shall occur that has not been consented to in writing by Lender;

(h) If Borrower shall: (i) be generally not paying their respective debts as they become due; (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act or other act for the relief or aid of debtors; (iii) make an assignment for the benefit of their creditors; (iv) consent to or acquiesce in the appointment of a receiver, custodian, liquidator, trustee or other officer with similar powers of either of their properties or assets; (v) file a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the federal bankruptcy laws or any other Applicable Law; (vi) be adjudicated insolvent or be liquidated; (vii) admit in writing either of their inability to pay debts as they become due; (viii) voluntarily suspend transaction of usual business; or (ix) take any action, corporate or otherwise, for the purpose of any of the foregoing.

(i) Any of the following shall occur: (i) entry of a court order that enjoins, restrains or in any way prevents Borrower from conducting all or any material part of its business affairs in the ordinary course of business or (ii) withdrawal or suspension of any license or authority required for the conduct of any material part of the business of Borrower.

(j) A default or event of default occurs under any other Loan Document and remains un-remedied or uncured for any applicable grace or cure.

(k) (i) During any 12 month period, more than ten percent (10%) of the aggregate principal amount of Bridge Mortgage Loans have been in default or are delinquent; provided that no Event of Default shall occur hereunder in the event that Borrower makes additional Bridge Mortgage Loans to an Account Debtor which become part of the Collateral not previously contained in the Collateral, in each case necessary to cure such Events of Default which would be occurring and continuing (the “Cure Right”); provided, further, that, a Cure Right may not occur (1) more than twice during any 12 month period, (2) more than four (4) times prior to the Maturity Date, or (3) where the aggregate amount of the additional Bridge Mortgage Loans contributed is greater than $16,000,000 during the term of this Agreement.

(l) Any event, transaction or occurrence as a result of which any Key Individual shall for any reason cease to be actively engaged in the day-to-day management of Borrower and is not replaced by a successor acceptable to Lender in its sole discretion within ninety (90) days of such event, transaction or occurrence.

(m) Upon the third occurrence of an Overadvance by Borrower without regard to whether Borrower repaid or otherwise cured such Overadvance in accordance with Section 2.4.

7.2 ACCELERATION OF THE INDEBTEDNESS. Upon and after an Event of Default, Lender may (a) terminate the Commitment, (b) declare the outstanding principal balance together with all accrued but unpaid interest on the Indebtedness and all other sums due and payable by Borrower to Lender to be immediately due and payable, (c) charge the Default Rate of Interest, and (d) cease financing under this Agreement; provided, however, that upon the occurrence of an Event of Default listed in Sections 7.1(f) and 7.1(h) hereof the Commitment hereunder shall automatically terminate and all Indebtedness shall become due and payable, without any action, declaration, notice or demand by Lender.

7.3 REMEDIES. Upon the occurrence, and during the continuation, of an Event of Default, Lender shall have the following rights and remedies, which individual remedies shall be non-exclusive, cumulative and in addition to each and every other remedy set forth in the Loan Documents or in this Agreement:

(a) All of the rights and remedies of a secured party under the UCC, or other Applicable Law.

(b) The right, to the fullest extent permissible by law, to require Borrower to assemble the Collateral and make it available to Lender at a place to be designated by Lender, in Lender’s reasonable discretion.

(c) The right to sell or otherwise dispose of any or all Collateral in its then condition at public or private sale or sales, in lots or in bulk, for cash or on credit, all as Lender in its discretion may deem advisable; provided that such sales may be adjourned from time to time with or without notice. The requirement of reasonable notice to Borrower of the time and place of any public sale of the Collateral or of the time after which any private sale either by Lender or at its option, a broker, or any other intended disposition thereof is to be made, shall be met if such notice is mailed, postage prepaid, to Borrower at the address of Borrower designated herein at least ten (10) Business Days before the date of any public sale, or at least ten (10) Business Days before the date of any private sale or other disposition is to be made, unless Applicable Law requires otherwise.

Lender shall have the right to sell, foreclose or otherwise dispose of, or realize on, the Collateral, or any part thereof, for cash, credit or any combination thereof, and Lender may purchase all or part of the Collateral at public or, if permitted by law, private sale. The proceeds realized from the sale of any Collateral shall be applied first to reasonable costs and expenses, Attorney Costs, expert witness fees incurred by Lender for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second to all payments, other than principal and interest, due under this Agreement; third to interest due upon any of the Indebtedness; fourth to the principal balance owing on the Indebtedness; and fifth the remainder, if any, to Borrower, its successors or assigns, or to whomsoever may be lawfully entitled to receive the same. If any deficiency shall arise, Borrower shall remain liable to Lender therefor.

(d) The right to appoint or seek appointment of a receiver, custodian or trustee of Borrower or any of its properties or assets pursuant to court order.

(e) The right to cease all advances hereunder.

(f) All other rights and remedies that Lender may have at law or in equity.

7.4 CREDIT BIDDING. Borrower hereby irrevocably authorizes Lender to Credit Bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (and Borrower shall approve Lender as a qualified bidder and such Credit Bid as a qualified bid) at any sale thereof conducted by Lender under any provisions of the UCC, as part of any sale or investor solicitation process conducted by Borrower, any interim receiver, receiver, receiver and manager, administrative receiver, trustee, agent or other Person pursuant or under any insolvency laws.

For purposes of the preceding sentence, the term “Credit Bid” shall mean an offer submitted by Lender to acquire the property of Borrower or any portion thereof in exchange for and in full and final satisfaction of all or a portion (as determined by Lender) of the claims and Indebtedness.

7.5 APPLICATION OF PROCEEDS. After an Event of Default shall have occurred and is continuing, all amounts received by Lender on account of any Indebtedness and realized by Lender with respect to the Collateral, including any sums which may be held by Lender, or the proceeds of any thereof, shall be applied in the same manner as proceeds of Collateral as set forth in the third paragraph of Section 7.3(c) hereof.

7.6 APPOINTMENT OF LENDER AS ATTORNEY-IN-FACT. Borrower irrevocably designates, makes, constitutes and appoints Lender (and all persons reasonably designated by Lender), with full power of substitution, as Borrower’s true and lawful attorney-in-fact (and not agent-in-fact) and Lender, or Lender’s agent, may, without notice to Borrower, and at such time or times thereafter as Lender or said agent, in its discretion, may determine, in Borrower’s or Lender’s name, at no duty or obligation on Lender, do the following:

(a) All acts and things necessary to fulfill Borrower’s administrative duties pursuant to this Agreement, including, but not limited to, the filing of financing statements without Borrower’s signature.

(b) Upon the occurrence of any Default or Event of Default, all acts and things necessary to fulfill Borrower’s obligations under this Agreement and the Loan Documents, except as otherwise set forth herein, at the cost and expense of Borrower.

(c) In addition to, but not in limitation of the foregoing, upon the occurrence of an Event of Default, Lender shall have the right: (i) demand, collect, receive for and give renewals, extensions, discharges and releases of any Receivable; (ii) institute and prosecute legal and equitable proceedings to realize upon the Receivables; (iii) settle, compromise, compound or adjust claims in respect of any Receivable or any legal proceedings brought in respect thereof; (iv) generally, sell in whole or in part for cash, credit or property to others or to itself at any public or private sale, assign, make any agreement with respect to or otherwise deal with any of the Receivables as fully and completely as though Lender were the absolute owner thereof for all purposes, except to the extent limited by any Applicable Laws and subject to any requirements of notice to Borrower or other Persons under Applicable Laws; (v) take possession and control in any manner and in any place of any cash or non-cash items of payment or proceeds of Receivables; (vi) endorse the name of Borrower upon any notes, acceptances, checks, drafts, money orders, chattel paper or other evidences of payment of Receivables that may come into Lender’s or Lender’s possession; and (vii) sign Borrower’s name on any instruments or documents relating to any of the Collateral, or on drafts against Account Debtors. The appointment of Lender as attorney-in-fact for Borrower is coupled with an interest and is irrevocable; provided that the appointment of Lender as attorney-in-fact for Borrower pursuant to this Section 7.6 will automatically expire upon the termination of financing under this Agreement and payment in full of all Indebtedness hereunder.

(d) So long as Lender complies with reasonable practices regarding the safekeeping of any Collateral, Lender shall not be liable or responsible for: (i) the safekeeping of any Collateral; (ii) any loss or damage to any Collateral; (iii) any diminution in the value of any Collateral; or (iv) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage, or destruction of any Collateral

ARTICLE 8.
EXPENSES AND INDEMNITIES.

8.1 REIMBURSEMENT FOR EXPENSES. Borrower agrees to (i) pay on demand all reasonable and documented out-of-pocket costs and expenses of Lender (including Attorney Costs and any Taxes) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement and the other Loan Documents (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs and any Taxes) incurred by Lender and Lender after an Event of Default in connection with the collection of the Indebtedness or the enforcement of this Agreement, the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof; and (ii) pay, and to save Lender harmless from all liability for, any fees of Borrower’s auditors in connection with any reasonable exercise by Lender of its rights pursuant to Section 3.5. All Indebtedness provided for in this Section 8.1 shall survive repayment of the Loans, cancellation of the Revolving Credit Note, and termination of this Agreement.

8.2 GENERAL INDEMNIFICATION. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY LENDER AND THE AGREEMENT TO EXTEND THE COMMITMENT PROVIDED HEREUNDER, BORROWER HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, AND AGENTS OF LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING REASONABLE AND DOCUMENTED OUT-OF-POCKET ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (a) ANY PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, OR (b) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, BORROWER HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 8.2 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE Revolving Credit Note, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE LOAN DOCUMENTS AND TERMINATION OF THIS AGREEMENT.

8.3 COMPUTATIONS. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied.

ARTICLE 9.
MISCELLANEOUS.

9.1 NOTICES. All notices, demands, billings, requests and other written communications hereunder shall be deemed to have been properly given: (a) upon personal delivery; (b) on the third Business Day following the day sent, if sent by registered or certified mail, provided such is received by the intended party, but if such is not received because of such party’s refusal to accept such delivery, then such shall be deemed to be received on the date of first refusal; (c) on the next Business Day following the day sent, if sent by overnight express courier, provided such is received by the intended party, but if such is not received because of such party refusal to accept such delivery, then such shall be deemed to be received on the date of first refusal; or (d) on the day sent or if such day is not a Business Day on the next Business Day after the day sent, if sent by facsimile providing the receiving party has acknowledged receipt by return facsimile or by electronic mail (unless returned undeliverable), in each case, to Lender or Borrower at its address, email address and/or facsimile number as set forth in this Agreement or Section 9.1 of Schedule A attached hereto, or at such other address and/or facsimile number as either party may designate for such purpose in a written notice given to the other party.

9.2 CONSEQUENTIAL DAMAGES. NO LENDER PARTY SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE).

9.3 SURVIVAL OF AGREEMENTS. All of the various representations, warranties, covenants and agreements of Borrower (including any agreements to pay cost and expenses and to indemnify Lender) in the Loan Documents shall survive the execution and delivery of the Loan Documents and the performance under such Loan Documents, and Lender shall retain its liens and security interests in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding any termination of financing under this Agreement until all Indebtedness is fully performed and paid in full in cash. The obligations of Borrower under Sections 2.8, 9.17, 9.18 and Article 8 (and all other agreements of Borrower to pay costs and expenses and to indemnify Lender) and the obligations of Lender and Borrower under Section 9.21 shall survive payment of the Indebtedness in full.

9.4 NO OBLIGATION BEYOND MATURITY. Borrower agrees and acknowledges that, upon the Maturity Date, Lender shall have no obligation to renew, extend, modify or rearrange the Loan and shall have the right to require all amounts due and owing under the Loan to be paid in full upon such date.

9.5 PRIOR AGREEMENTS SUPERSEDED. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Lender.

9.6 PARTIES BOUND. This Agreement shall be binding upon Borrower, Lender, and their respective successors and assigns, and shall inure to the benefit of Borrower, Lender, and the successors and assigns of Lenders and Lender. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Borrower may not assign or transfer any of its rights or Indebtedness under this Agreement without the prior written consent of Lender.

9.7 ASSIGNMENTS; PARTICIPATIONS.

(a) Lender may assign its rights and agreements herein to any Person, without the consent of Borrower.

(b) Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments, or other interests hereunder (any such Person, a “Participant”). In the event of a sale by Lender of a participating interest to a Participant, (a)  Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrower and Lender shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations hereunder and (c) all amounts payable by Borrower shall be determined as if Lender had not sold such participation and shall be paid directly to Lender. No Participant shall have any direct or indirect voting rights hereunder. Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which Lender enters into with any Participant. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, that such right of set-off shall be subject to the obligation of each Participant to share with Lender, and Lender agrees to share with each Participant. Borrower also agrees that each Participant shall be entitled to the benefits of Section 2.8 or 2.13 as if it were a Lender (provided, that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 2.8 or 2.13 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 2.13.

9.8 CERTAIN MATTERS OF CONSTRUCTION. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Lender or a Lender is a party, including references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in the State of Florida. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Lender. Wherever the phrase “to the best of Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of Borrower are used in this Agreement or other Loan Documents, such phrase shall mean and refer to (i) the actual knowledge of an Authorized Representative of Borrower or (ii) the knowledge that an Authorized Representative would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

9.9 NO THIRD PARTY BENEFICIARY. This Agreement is for the sole benefit of Lender, Lenders and Borrower and is not for the benefit of any third party.

9.10 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by Lenders shall be deemed to be originals.

9.11 SEVERABILITY OF PROVISIONS. Any provision which is determined to be unconscionable, against public policy or any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

9.12 HEADINGS. The Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

9.13 SCHEDULES AND EXHIBITS. Any and all exhibits hereto are hereby expressly incorporated by reference as though fully set forth at that point verbatim. All terms and provisions as defined or set forth in Article 1 and in any Schedule are hereby incorporated into and made a part of this Agreement. Each reference in this Agreement and the Schedule hereto to any information or definitions contained in Article 1 or the Schedule shall mean and refer to the information or definitions as set forth in Article 1 and the Schedule unless the context specifically requires otherwise.

9.14 FURTHER INSTRUMENTS. Borrower shall from time to time execute and deliver all such amendments, supplements and other modifications hereto and to the other Loan Documents and all such financing statements or continuation statements, instruments of further assurance and any other instruments, and shall take such other actions, as Lender reasonably request and deem necessary or advisable in furtherance of the agreements contained herein (including a replacement promissory note in the event the Revolving Credit Note is lost, inadvertently destroyed or otherwise misplaced by Lender).

9.15 GOVERNING LAW. Each of THIS AGREEMENT AND the Revolving Credit Note SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

9.16 JURISDICTION AND VENUE. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF FLORIDA LOCATED IN THE COUNTY OF BROWARD OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF FLORIDA; PROVIDED THAT, NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF FLORIDA LOCATED IN THE COUNTY OF BROWARD AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF FLORIDA FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF FLORIDA. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

9.17 WAIVER. EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT AND TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, BORROWER HEREBY WAIVES (A) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON-PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, AND ONE OR MORE EXTENSIONS OR RENEWALS OF ANY OR ALL ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY LENDER ON WHICH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER LENDER MAY DO IN THIS REGARD; (B) ALL RIGHTS TO NOTICE AND HEARING PRIOR TO LENDER’S TAKING POSSESSION OR CONTROL OF, OR LENDER’S REPLEVIN, ATTACHMENT OR LEVY ON OR OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING LENDER TO EXERCISE ANY OF LENDER’S REMEDIES; AND (C) THE BENEFIT OF ALL VALUATION, APPRAISEMENT OR EXEMPTION LAWS.

9.18 WAIVER OF RIGHT TO TRIAL BY JURY. BORROWER, LENDER AND LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, the Revolving Credit Note, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

9.19 ADVICE OF COUNSEL. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED AND ADVISED BY INTERNAL LEGAL COUNSEL WITH RESPECT TO THE NEGOTIATION, EXECUTION AND ACCEPTANCE OF THIS AGREEMENT AND THE TRANSACTION GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE PROVISIONS CONTAINED IN SECTIONS 8.2, 9.16, 9.17, AND 9.18 HEREOF AND HAS RELIED UPON THE ADVICE OF ITS INTERNAL LEGAL COUNSEL IN AGREEING TO THE TERMS AND CONDITIONS HEREIN AND IN EXECUTING AND DELIVERING THIS AGREEMENT, AND THAT IT HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT AS THE PRODUCT OF ARMS’ LENGTH NEGOTIATIONS.

9.20 TIME OF ESSENCE. Time is of the essence for the performance of the obligations set forth in this Agreement and the Loan Documents.

9.21 CONFIDENTIALITY. As required by federal law and Lender’s policies and practices, Lender may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. Lender agrees to use commercially reasonable efforts (equivalent to the efforts Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to it by Borrower and designated as confidential, except that Lender may disclose such information (a) to Persons employed or engaged by Lender or Lender’s Affiliates in evaluating, approving, structuring or administering the Loans and the Commitment; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 9.21 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Lender’s counsel (which may be internal counsel), is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to Lender; (g) to Lender’s independent auditors and other professional advisors as to which such information has been identified as confidential; or (h) that ceases to be confidential through no fault of Lender. Notwithstanding the foregoing, Borrower consents to the publication by Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements. If any provision of any confidentiality agreement, non-disclosure agreement or other similar agreement between Borrower and Lender conflicts with or contradicts this Section 9.21 with respect to the treatment of confidential information, this section shall supersede all such prior or contemporaneous agreements and understandings between the parties.

9.22 NO OFFSET. Borrower understands and agrees that Borrower’s payment obligations hereunder and under the other Loan Documents are absolute and unconditional without any right of rescission, setoff, counterclaim or defense for any reason against Lender notwithstanding any damage to, defects in or destruction of any Collateral or any other event, including obsolescence of any property or improvements. Except as expressly provided for herein, Borrower hereby waives setoff, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under this Agreement and any other Loan Document. Borrower hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Lender to obtain an order of court recognizing the assignment of, or lien of Lender in and to, any Collateral.

9.23 Customer Identification – USA Patriot Act Notice. Lender hereby notifies Borrower that, pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

9.24 Nonliability of Lender. The relationship between Borrower on the one hand and Lender on the other hand shall be solely that of borrower and lender. Lender has no fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between th Borrower, on the one hand, and Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Lender undertakes no responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations. Borrower agrees that Lender shall have no liability to Borrower (whether sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among Lender and Borrower.

9.25 Waiver; Amendments. No delay on the part of Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Borrower and Lender, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.

BORROWER:

NEXT BANK INTERNATIONAL, INC.

By:
Name:	Richard Balles
Title:	Executive Vice President

LENDER:

SAVI CAPITAL PARTNERS LLC

By:
Name:	Bruce M. Arinaga
Title:	Chief Investment Officer

[Signature Page to Loan and Security Agreement]

SCHEDULE A

TO LOAN AND SECURITY AGREEMENT

ANNEX A

LOAN-LEVEL REPRESENTATIONS AND WARRANTIES

EXHIBIT A

[Form of] NOTICE OF ADVANCE REQUEST

Exhibit A

To Notice of Advance Request

Lender Deliverables

A-1

EXHIBIT B

[Form of] BORROWING BASE CERTIFICATE

Borrowing Base Certificate

EXHIBIT C

[Form of] Revolving Credit Note

C-1

EXHIBIT D

EXHIBIT E

EXHIBIT F

EXHIBIT G

MORTGAGE LOAN SCHEDULE DATA FIELDS

EXHIBIT H

CREDIT FILE